Conformed Copy

ELSTER FINANCE B.V.

as the Issuer

DEUTSCHE TRUSTEE COMPANY LIMITED

as Trustee

DEUTSCHE BANK AG, LONDON BRANCH

as Principal Paying Agent and Transfer Agent

DEUTSCHE BANK LUXEMBOURG S.A.

as Registrar, Luxembourg Paying Agent and Transfer Agent

and

The entities listed on Schedule I hereto as Guarantors

INDENTURE

Dated as of April 21, 2011

€250,000,000 6.25% Senior Notes due 2018

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SCHEDULES

Schedule I	GUARANTORS

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED GLOBAL NOTE TO REGULATION S GLOBAL NOTE
Exhibit C	FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S GLOBAL NOTE TO RESTRICTED GLOBAL NOTE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE

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INDENTURE dated as of April 21, 2011 by and among Elster Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered office at Munstermanstraat 6, 7064 KA Silvolde, Netherlands and registered with the Trade Register of the Chamber of Commerce under file number 52474992, Deutsche Trustee Company Limited, as Trustee, Deutsche Bank AG, London Branch, as Principal Paying Agent and Transfer Agent, Deutsche Bank Luxembourg S.A., as Luxembourg Paying Agent, Transfer Agent and Registrar, and the entities named on Schedule I hereto as Guarantors.

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its €250,000,000 6.25% Senior Notes due 2018 (the “Initial Notes”) issued on the date hereof and any additional notes (“Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued on any other issue date. The Guarantors have duly authorized the execution and delivery of this Indenture to provide for the issuance of their Note Guarantees (as defined herein). The Issuer and the Guarantors have received good and valuable consideration for the execution and delivery of this Indenture and the Note Guarantees, as the case may be. All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuer, (ii) the Note Guarantees, when executed by the Guarantors and delivered hereunder, the legal, valid and binding agreement of each of the Guarantors, and (iii) this Indenture a legal, valid and binding agreement of the Issuer and each of the Guarantors in accordance with the terms of this Indenture. The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Notes.

ARTICLE 1
DEFINITIONS

Section 1.01         Definitions.

“Accounting Principles” means U.S. GAAP, or, upon adoption thereof by the Parent Guarantor and notice to the Trustee, IFRS or any other accounting standards which are generally acceptable in the jurisdiction of organization of the Parent Guarantor, approved by the relevant regulatory or other accounting bodies in that jurisdiction and internationally generally acceptable and, in each case, as in effect from time to time.

“Acquired Debt” means Debt of a Person:

(a)	existing at the time such Person becomes a Subsidiary or is merged into or consolidated with such specified Person whether or not such Debt is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; or

(b)	assumed in connection with the acquisition of assets from any such Person.

Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from any Person.

“Affiliate” means, with respect to any specified Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled” have meanings correlative to the foregoing.

“Agents” means any Registrar, co-Registrar, Transfer Agent, Authentication Agent, Paying Agent, or additional paying agent.

“Applicable Procedures” means, with respect to any transfer or exchange of Book-Entry Interests in any Global Note, the rules and procedures of Euroclear and Clearstream that apply to such transfer or exchange.

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“Applicable Redemption Premium” means, with respect to any Note on any redemption date prior to April 15, 2014, the greater of:

(i)	one percent of the principal amount of such Note and

(ii)	the excess of:

(x)	the present value at such redemption date of the redemption price of such Note at April 15, 2014 (such redemption price being set forth in the table appearing in Section 3.07(c), plus all required interest payments that would otherwise be due to be paid on such Note during the period between the redemption date and April 15, 2014, excluding accrued but unpaid interest, computed using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points, over

(y)	the principal amount of such Note on such redemption date.

For the avoidance of doubt, calculation of the Applicable Redemption Premium shall not be a duty or obligation of the Trustee or any Paying Agent.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a ”transfer"), directly or indirectly, in one or a series of related transactions, of:

(a)	any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent Guarantor or a Restricted Subsidiary);

(b)	all or substantially all the properties and assets of any division or line of business of the Parent Guarantor or any Restricted Subsidiary; or

(c)	any other of the Parent Guarantor’s or any Restricted Subsidiary’s properties or assets.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i)	any transfer or disposition of assets that is governed by Section 4.13 and Section 5.01.

(ii)	any transfer or disposition of assets or Capital Stock between or among the Parent Guarantor and the Restricted Subsidiaries;

(iii)	any transfer or disposition of obsolete, worn-out or surplus equipment or facilities or other assets of the Parent Guarantor or any Restricted Subsidiary that are no longer used or useful in the ordinary course of the Parent Guarantor’s or any Restricted Subsidiary’s business;

(iv)	any single transaction or series of related transactions that involves assets or Capital Stock having a Fair Market Value of less than €60 million;

(v)	the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(vi)	a disposition that is made in connection with the establishment of a joint venture which is a Permitted Investment;

(vii)	the sale, lease or other disposition of equipment, inventory, property, stock-in-trade, goods, accounts receivable or other assets in the ordinary course of business;

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(viii)	the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(ix)	an issuance of Capital Stock by a Restricted Subsidiary to the Parent Guarantor or to another Restricted Subsidiary;

(x)	a Permitted Investment or a Restricted Payment (or a transaction that would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by Section 4.06;

(xi)	foreclosure, condemnation or similar action with respect to property or other assets;

(xii)	any disposition of Capital Stock, Debt or other securities of any Unrestricted Subsidiary;

(xiii)	any disposition of Securitization Assets and related assets in connection with any Qualified Securitization Financing and any factoring transaction in the ordinary course of business;

(xiv)	sales of assets received by the Parent Guarantor or any Restricted Subsidiary upon the foreclosure on a Lien granted in favor of the Parent Guarantor or any Restricted Subsidiary;

(xv)	the sale or other disposition of cash or Cash Equivalents;

(xvi)	any exchange of like property for use in a Permitted Business;

(xvii)	the grant of licenses to intellectual property rights to third parties on an arms’ length basis in the ordinary course of business;

(xviii)	the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by the Parent Guarantor or any Restricted Subsidiary to such Person) related to such assets;

(xix)	any disposition of assets by the Parent Guarantor or a Restricted Subsidiary within 365 days following the date of the closing of the acquisition of such assets by the Parent Guarantor or such Restricted Subsidiary (including assets acquired by way of a merger or consolidation and assets held by a Person acquired by the Parent Guarantor or a Restricted Subsidiary, in which case the 365-day period shall be calculated, as applicable, from the date of closing of such merger or consolidation or from the date of closing of acquisition of such Person by the Parent Guarantor or a Restricted Subsidiary), provided that (i) the consideration the Parent Guarantor or such Restricted Subsidiary receives for such disposition of assets is not less than the Fair Market Value of the assets sold; (ii) at least 85% of the consideration the Parent Guarantor or such Restricted Subsidiary receives in respect of such disposition of assets consists of cash and Cash Equivalents; and (iii) the Parent Guarantor or such Restricted Subsidiary does not use the proceeds from the disposition to purchase, prepay, redeem or repay, any Subordinated Debt.

(xx)	the granting of Liens not otherwise prohibited by this Indenture; or

(xxi)	the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims.

“Average Life” means, as of the date of determination with respect to any Debt, the quotient obtained by dividing:

(a)	the sum of the products of:

(i)	the numbers of years from the date of determination to the date or dates of each successive scheduled principal payment of such Debt; multiplied by

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(ii)	the amount of each such principal payment;

by

(b)	the sum of all such principal payments.

“Bankruptcy Law” means (a) Title 11 of the U.S. Code or (b) any other law of the United States of America (or any political subdivision thereof), Germany (or any political subdivision thereof) or the laws of any other jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors.

“Book-Entry Interest” means one or more beneficial interests in a Global Note held by a Participant.

“Board of Directors” means:

(1)	with respect to the Parent Guarantor, the Administrative Board of the Parent Guarantor or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(3)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(4)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(5)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Bund Rate” means, as of any redemption date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(1)	“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to April 15, 2014, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to April 15, 2014, provided, however, that, if the period from such redemption date to April 15, 2014 is less than one year, a fixed maturity of one year shall be used;

(2)	“Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or If the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3)	“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer in good faith; and

(4)	“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt am Main, Germany time on the third Business Day preceding the relevant date.

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“Business Day” means a day of the year on which banks are not required or authorized by law to close in Frankfurt, Germany, New York City, United States of America, London, United Kingdom or any place of payment under this Indenture.

“Capital Stock” means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into or to acquire such Capital Stock, whether now outstanding or issued after the date of this Indenture.

“Capitalized Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under Accounting Principles, and, for purposes of this Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with Accounting Principles and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means any of the following:

(a)	direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union, the United States of America, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union or the United States of America, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the Parent Guarantor’s option;

(b)	overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States of America or any state thereof, Switzerland or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of €250 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “P-1” or higher by Moody’s or “A-1” or higher by S&P or the equivalent rating category of another internationally recognized rating agency;

(c)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(d)	repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition having a term of not more than 90 days with respect to securities issued or fully guaranteed by the United States of America, the United Kingdom or an agency thereof or any member state of the European Union from time to time; and

(e)	investments in money market mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kind described in clauses (a) through (d) above.

“Change of Control” means the occurrence of any of the following events:

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(a)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person or group, other than one or more Permitted Holders, is or as a result of such transaction becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent Guarantor;

(b)	the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Parent Guarantor’s Voting Stock) of all or substantially all the assets (other than Capital Stock, Debt or other securities of any Unrestricted Subsidiary) of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, to any person other than to one or more Permitted Holders (or, (i) in the case of the sale, transfer, conveyance or other disposition of assets of the Issuer, the Parent Guarantor or any Restricted Subsidiary or (ii) in the case of the sale, transfer, conveyance or other disposition of assets of the Parent Guarantor, the Issuer or any Restricted Subsidiary) if any person or group other than one or more Permitted Holders, is or as a result of such transaction becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the transferee entity;

(c)	the Parent Guarantor or the Issuer is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with or is not prohibited by Section 5.01;

(d)	during any 24 month period, a majority of the members of the Board of Directors of the Parent Guarantor does not consist of Continuing Directors; or

(e)	the Parent Guarantor or any Surviving Entity ceases to beneficially own, directly or indirectly, 100% of the Voting Stock of the Issuer (other than directors’ qualifying shares), other than as a result of a merger of the Issuer with or into the Parent Guarantor or any Surviving Entity.

For the purposes of this definition, (i) “person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the Exchange Act; (ii) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and (iii) a person or group will be deemed to beneficially own all Voting Stock of an entity held by a parent entity, if such person or group is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such parent entity.

“Clearstream” means Clearstream Banking, société anonyme.

“Commodity Hedging Agreements” means, in respect of a Person, any spot, forward, swap, option or other similar agreements or arrangements designed to protect such Person against or manage exposure to fluctuations in commodity prices.

“Common Depositary” means, with respect to the Notes, Deutsche Bank AG, London Branch as common depositary for Euroclear and Clearstream hereunder until a successor common depositary replaces it in accordance with the applicable provisions of this Indenture, after which “Common Depositary” shall mean such successor.

“Consolidated Adjusted Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person for such period, on a consolidated basis as determined in accordance with Accounting Principles and as reported in the relevant financial statements of such Person, excluding the net income (loss) of any Unrestricted Subsidiary, and without any reduction in respect of preferred stock dividends; provided that:

(a)	any goodwill or other intangible asset impairment charges will be excluded;

(b)	the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary which is a Subsidiary of the Person;

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(c)	solely for the purpose of determining the amount available for Restricted Payments under clause (iii)(A) of Section 4.06(b), any net income (loss) of any Restricted Subsidiary (other than any Guarantor) will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Notes or this Indenture, (iii) contractual restrictions in effect on the Issue Date with respect to the Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders of the Notes than such restrictions in effect on the Issue Date (as determined in good faith by the board of directors or a member of senior management of the Parent Guarantor) and (iv) any restriction listed under clauses (i), (ii) and (ix) of Section 4.07(b)); except that the Parent Guarantor’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Adjusted Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Parent Guarantor or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(d)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Parent Guarantor or any Restricted Subsidiaries (including pursuant to any sale leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor) or in connection with the sale or disposition of securities will be excluded;

(e)	(i) any extraordinary, exceptional or unusual gain, loss or charge, (ii) any asset impairments charges, the financial impacts of natural disasters (including fire, flood and storm and related events), (iii) any non-cash charges or provisions in respect of any restructuring, redundancy, integration or severance or (iv) any expenses, charges, provisions or other costs related to the Transactions, in each case, will be excluded;

(f)	any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards will be excluded;

(g)	all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Debt and any net gain (loss) from any write-off or forgiveness of Debt will be excluded;

(h)	any one time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Parent Guarantor or its Subsidiaries will be excluded;

(i)	any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded; and

(j)	any unrealized foreign currency transaction gains or losses in respect of Debt of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies will be excluded.

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“Consolidated EBITDA” means, with respect to any specified Person for any period without duplication, the sum of Consolidated Adjusted Net Income, plus in each case to the extent deducted in computing Consolidated Adjusted Net Income for such period:

(a)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Adjusted Net Income; plus

(b)	the Consolidated Net Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(c)	any expenses, charges or other costs related to any equity offering, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), joint venture, disposition, recapitalization, Debt permitted to be incurred by this Indenture, or the refinancing of any other Debt of such Person or any of its Restricted Subsidiaries (whether or not successful) (including such fees, expenses or charges related to the Transactions) and, in each case, deducted in such period in computing Consolidated Adjusted Net Income; plus

(d)	depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees), and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on such Person and its Restricted Subsidiaries for such period), but excluding any non-cash items for which a future cash payment will be required and for which an accrual or provision is required by U.S. GAAP to be made, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Adjusted Net Income; plus

(e)	the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Capital Stock held by third parties; plus

(f)	any charge (or minus any income) attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme; plus

(g)	to the extent not otherwise included, the proceeds of any business interruption insurance; minus

(h)	non-cash items increasing such Consolidated Adjusted Net Income for such period, other than any items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required.

in each case, on a consolidated basis and determined in accordance with Accounting Principles.

“Consolidated Fixed Charge Coverage Ratio” of the Parent Guarantor means, for any period, the ratio of:

(a)	Consolidated EBITDA

(b)	to the sum of:

(i)	Consolidated Net Interest Expense; and

(ii)	cash and non-cash dividends due (whether or not declared) on the Disqualified Capital Stock of the Parent Guarantor and any Restricted Subsidiaries and on the Preferred Stock of any Restricted Subsidiary (to any Person other than the Parent Guarantor and any Restricted Subsidiary), in each case for such period;

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provided that in calculating the Consolidated Fixed Charge Coverage Ratio or any element thereof for any period, pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Parent Guarantor (including any pro forma expenses and cost savings and cost reduction synergies that have occurred or are reasonably expected to occur, in the good faith judgment of the chief executive officer, chief financial officer or any person performing a similarly senior accounting role of the Parent Guarantor (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements));

provided further, without limiting the application of the previous proviso, that:

(1)	if the Parent Guarantor or any Restricted Subsidiary has incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an incurrence of Debt or both, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period; provided however, that the pro forma calculation of the Consolidated Fixed Charge Coverage Ratio shall not give effect to (i) any Debt incurred on the date of determination pursuant to the provisions described in Section 4.08(b) or (ii) the discharge on the date of determination of any Debt to the extent that such discharge results from the proceeds incurred pursuant to the provisions described in Section 4.08(b);

(2)	if, since the beginning of such period, the Parent Guarantor or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Adjusted Net Income for such period shall be reduced by an amount equal to the Consolidated Adjusted Net Income (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the Consolidated Adjusted Net Income (if negative) directly attributable thereto, for such period and the Consolidated Net Interest Expense for such period shall be reduced by an amount equal to the Consolidated Net Interest Expense directly attributable to any Debt of the Parent Guarantor or of any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent Guarantor and the continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Net Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Parent Guarantor and the continuing Restricted Subsidiaries are no longer liable for such Debt after such sale);

(3)	if, since the beginning of such period, the Parent Guarantor or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of an asset occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Parent Guarantor or a Restricted Subsidiary during such period, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition occurred on the first day of such period.

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If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt for a period equal to the remaining term of such Interest Rate Agreement).

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Net Interest Expense and Consolidated Adjusted Net Income, calculations will be as determined in good faith by a responsible financial or accounting officer of the Parent Guarantor.

“Consolidated Net Interest Expense” means, with respect to any specified Person for any period, without duplication and in each case determined on a consolidated basis in accordance with Accounting Principles, the sum of:

(a)	the Parent Guarantor’s and the Restricted Subsidiaries’ total interest expense for such period, including, without limitation:

(i)	amortization of debt discount, but excluding amortization of debt issuance costs, fees and expenses and the expensing of any bridge or other financing fees;

(ii)	the net payments (if any) of Interest Rate Agreements (excluding amortization of fees and discounts and unrealized gains and losses); and

(iii)	the interest portion of any deferred payment obligation (classified as Debt under this Indenture); plus

(b)	the interest component of the Parent Guarantor’s and the Restricted Subsidiaries’ Capitalized Lease Obligations accrued or scheduled to be paid or accrued during such period other than the interest component of Capitalized Lease Obligations between or among the Parent Guarantor and any Restricted Subsidiary or between or among Restricted Subsidiaries; provided that such interest component will only be taken into account in calculating Consolidated Net Interest Expense for any four-quarter period to the extent such interest component exceeds €500,000 during such period; plus

(c)	the Parent Guarantor’s and the Restricted Subsidiaries’ non-cash interest expenses (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments) and interest that was capitalized during such period; plus

(d)	the interest expense on Debt of another Person to the extent such Debt is guaranteed by the Parent Guarantor or any Restricted Subsidiary or secured by a Lien on the Parent Guarantor’s or any Restricted Subsidiary’s assets, but only to the extent that such interest is actually paid by the Parent Guarantor or such Restricted Subsidiary; minus

(e)	the interest income of the Parent Guarantor and the Restricted Subsidiaries during such period.

Notwithstanding any of the foregoing, Consolidated Net Interest Expense shall not include (i) any commissions, discounts, yield and other fees and charges related to any Qualified Securitization Financing and (ii) any payments on any operating leases.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent Guarantor who:

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(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facility” or “Credit Facilities” means one or more debt facilities (including, without limitation, under the New Senior Facilities Agreement) or commercial paper facilities, in each case with banks or other financial institutions providing for revolving credit loans, term loans, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other forms of guarantees and assurances, or other Debt, including overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), restructured, repaid or refinanced (whether by means of sales of debt securities to institutional investors and whether in whole or in part and whether or not with the original administrative agent or lenders or another administrative agent or agents or other bank or institutions and whether provided under the New Senior Facilities Agreement and one or more other credit or other agreements) and, for the avoidance of doubt, includes any agreement extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Currency Agreements” means, in respect of a Person, any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements designed to protect such Person against or manage exposure to fluctuations in foreign currency exchange rates.

“Debt” means, with respect to any Person, without duplication:

(a)	the principal and premium amounts of any indebtedness of such Person in respect of borrowed money (including overdrafts) or for the deferred purchase price of property or services due more than one year after such property is acquired or such services are completed, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business;

(b)	any indebtedness of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c)	all obligations, contingent or otherwise of such Person representing reimbursement obligations in respect of any letters of credit, bankers’ acceptances or other similar instruments (except to the extent such obligation relates to trade payables in the ordinary course of business), provided that any counter-indemnity or reimbursement obligation under a letter of credit shall be considered Debt only to the extent that the underlying obligation in respect of which the letter of credit has been issued would also be Debt;

(d)	any indebtedness representing Capitalized Lease Obligations of such Person;

(e)	all obligations of such Person in respect of Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements (the amount of any such Debt to be equal at any time to either (a) zero if such Hedging Obligation is incurred pursuant to clause (vi) of Section 4.08(b) or (b) the notional amount of such Hedging Obligation if not incurred pursuant to such clause);

(f)	all Debt referred to in (but not excluded from) the preceding clauses (a) through (e) of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured);

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(g)	all guarantees by such specified Person of Debt referred to in this definition of any other Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(h)	all Disqualified Capital Stock of such Person valued at the greater of its voluntary maximum fixed repurchase price and involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

(i)	Preferred Stock of any Restricted Subsidiary;

if and to the extent any of the preceding items (other than obligations under clauses (c) and (e) through (i)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with Accounting Principles provided that the term “Debt” shall not include (i) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business that are not more than 90 days past due; (ii) Debt in respect of the incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt in respect of standby letters of credit, performance bonds or surety bonds provided by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond; (iii) anything accounted for as an operating lease in accordance with Accounting Principles as at the date of this Indenture; (iv) any pension obligations of the Parent Guarantor or a Restricted Subsidiary; (v) Debt incurred by the Parent Guarantor or one of the Restricted Subsidiaries in connection with a transaction where (x) such Debt is borrowed from a bank or trust company, having a combined capital and surplus and undivided profits of not less than €250 million, whose debt has a rating immediately prior to the time such transaction is entered into, of at least A or the equivalent thereof by S&P and A2 or the equivalent thereof by Moody’s and (y) a substantially concurrent Investment is made by the Parent Guarantor or a Restricted Subsidiary in the form of cash deposited with the lender of such Debt, or a Subsidiary or Affiliate thereof, in amount equal to such Debt; (vi) obligations under or in respect of Qualified Securitization Financings; and (vii) contingent obligations incurred in the ordinary course of business.

For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Debt will be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value will be determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor or the issuer of such Disqualified Capital Stock; provided, that if such Disqualified Capital Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Capital Stock as reflected in the most recent financial statements of such Person.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.06, 2.07, 2.09 and 2.10, substantially in the form of Exhibit A hereto and bearing the applicable restricted Note legend as provided in Exhibit A, except that such Note shall not bear the Global Note legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, Euroclear and Clearstream, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Parent Guarantor’s Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or is not an Affiliate, or an officer, director or employee of any Person (other than the Parent Guarantor or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

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“Disqualified Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of the Parent Guarantor in circumstances in which the holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would constitute Qualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of any “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Capital Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.09 and Section 4.13 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.09 and Section 4.13.

“Euro MTF” means the Euro MTF, the alternative market of the Luxembourg Stock Exchange.

“Euroclear” means Euroclear Bank, SA/NV.

“European Government Obligations” means direct obligations of, or obligations guaranteed by, a member state of the European Union as in effect on December 31, 2003, and the payment for which such member state of the European Union pledges its full faith and credit.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Fair Market Value” means, with respect to any asset or property, the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor or the Issuer.

“Guarantor” means the Parent Guarantor and any Restricted Subsidiary that executes a Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case until the Guarantee of such Person has been released in accordance with the provisions of this Indenture. The initial Guarantors shall be the Parent Guarantor and each of the Initial Subsidiary Guarantors.

“guarantees” means, as applied to any obligation,

(a)	a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(b)	an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the pledge of assets and the payment of amounts drawn down under letters of credit.

“Hedging Obligations” has the meaning giving to the such term in Section 4.08(b)(vi).

“Holder” means a Person in whose name a Note is registered in the Register.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and endorsed by the European Union, as in effect from time to time.

“Indenture” means this indenture pursuant to which the Issuer will issue and the Guarantors will guarantee the Notes.

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“Interest Rate Agreements” means, in respect of a Person, any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect such Person against or manage exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees but excluding bank deposits, accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case, made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person and all other items, in each case that are required by Accounting Principles to be classified on the balance sheet (excluding the footnotes) of the relevant Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. In addition, the portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary will be deemed to be an “Investment” that the Parent Guarantor made in such Unrestricted Subsidiary at such time. The portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Investment Grade Status” shall occur when the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as replacement agency).

“Issue Date” means April 21, 2011.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), security interest, hypothecation, assignment for security, standard security, assignation in security claim, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Management Advances” means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers or employees of the Parent Guarantor or any Restricted Subsidiary:

(1)	in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(2)	in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(3)	in the ordinary course of business and (in the case of this clause (3)) not exceeding €5 million in the aggregate outstanding at any time.

“Maturity” means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

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“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Parent Guarantor or any Restricted Subsidiary), net of:

(a)	brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment banks and other consultants) related to such Asset Sale;

(b)	provisions for all taxes paid or payable, or required to be accrued as a liability under Accounting Principles as a result of such Asset Sale;

(c)	all distributions and other payments required to be made to any Person (other than the Parent Guarantor or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; and

(d)	appropriate amounts required to be provided by the Parent Guarantor or any Restricted Subsidiary, as the case may be, as a reserve in accordance with Accounting Principles against any liabilities associated with such Asset Sale and retained by the Parent Guarantor or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee.

“New Senior Facilities Agreement” means the €590 million multicurrency and revolving credit and bank guarantee facilities agreement dated April 8, 2011 among, inter alia, the Parent Guarantor, the Guarantors named therein and ING Bank N.V., Frankfurt Branch, Mizuho Corporate Bank, Ltd. and UniCredit Bank AG, as coordinating mandated lead arrangers and Commerzbank Aktiengesellschaft, Filiale Luxemburg, as facility agent, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), restructured, repaid or refinanced (whether by means of sales of debt securities to institutional investors and whether in whole or in part and whether or not with the original administrative agent or lenders or another administrative agent or agents or other bank or institutions and whether provided under one or more other credit or other agreements) and, for the avoidance of doubt, includes any agreement extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Note Guarantee” means any guarantee of the Issuer’s obligations under this Indenture and the Notes by the Parent Guarantor, any Restricted Subsidiary or any other Person in accordance with the provisions of this Indenture, and including by way of a supplemental indenture, if applicable. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Offering Memorandum” means the final offering memorandum, dated April 14, 2011, relating to the offer of the Initial Notes.

“Officer” means, with respect to any Person, the Chief Executive Officer and the Chief Financial Officer of such Person or a responsible accounting or financial officer of such Person.

“Officer’s Certificate” means a certificate signed by an officer of the Parent Guarantor, the Issuer, a Guarantor or a Surviving Entity, as the case may be, and delivered to the Trustee.

“Opinion of Counsel” means an opinion in writing from and signed by legal counsel who is reasonably acceptable to the Trustee and that meets the requirements of Section 12.03. The counsel may be an employee of or counsel to the Issuer, the Parent Guarantor or any Restricted Subsidiary or the Trustee.

“Parent Guarantor” means Elster Group SE only and not any of its Subsidiaries.

“Pari Passu Debt” means (a) any Debt of the Issuer that ranks equally in right of payment with the Notes or (b) with respect to any Guarantee, any Debt that ranks equally in right of payment to such Guarantee.

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“Permitted Business” means (a) any businesses, services or activities engaged in by the Parent Guarantor or any of the Restricted Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by the Parent Guarantor or any of the Restricted Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Permitted Debt” has the meaning given to such term in Section 4.08.

“Permitted Holders” means each of (i) CVC Capital Partners (Luxembourg) SICAV-FIS S.A. (“CVC”), (ii) any trust, fund, company or partnership directly or indirectly owned, managed or advised by CVC or CVC’s subsidiaries or of which CVC or one of CVC’s subsidairies is the general partner or any limited partner (such entities that are not CVC subsidiaries being “CVC Funds”), and (iii) any of their respective Affiliates.

“Permitted Investments” means any of the following:

(a)	Investments in cash or Cash Equivalents;

(b)	intercompany Debt to the extent permitted under clause (c) of the definition of “Permitted Debt;”

(c)	Investments in (i) the form of loans or advances to, or debt securities issued by, the Parent Guarantor, (ii) the Parent Guarantor or a Restricted Subsidiary or (iii) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary of the Parent Guarantor or such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Parent Guarantor or a Restricted Subsidiary;

(d)	Investments made by the Parent Guarantor or any Restricted Subsidiary as a result of or retained in connection with an Asset Sale permitted under or made in compliance with Section 4.09;

(e)	expenses or advances to cover payroll, travel, entertainment, moving, other relocation and similar matters that are expected at the time of such advances to be treated as expenses in accordance with Accounting Principles;

(f)	Investments in the Notes and any other Debt of the Parent Guarantor or any Restricted Subsidiary;

(g)	Investments existing on the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(h)	Investments in Hedging Obligations permitted under Section 4.08(b)(vi);

(i)	any Investments received in compromise or resolution of litigation, arbitration or other disputes;

(j)	Investments in receivables owing to the Parent Guarantor or any Restricted Subsidiary created or acquired in the ordinary course of business;

(k)	Investments in Temporary Russian Cash Investments by any Restricted Subsidiary incorporated in or organized under the laws of Russia not to exceed €30 million in the aggregate at any time outstanding;

(l)	Investments in a Person to the extent that the consideration therefor consists of Capital Stock or the net proceeds of the issue and sale (other than to any Restricted Subsidiary) of shares of Capital Stock of the Parent Guarantor; provided that the net proceeds of such sale have been excluded from, and shall not have been included in, the calculation of the amount determined under Section 4.06(b)(iii)(B);

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(m)	Investments of the Parent Guarantor or the Restricted Subsidiaries described under item (v) to the proviso to the definition of “Debt;”

(n)	any Guarantee of Debt permitted to be incurred by Section 4.08.

(o)	Management Advances;

(p)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (p) that are at the time outstanding not to exceed the greater of €35 million and 2% of Total Assets, provided, that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.14, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to (c)(ii) or (iii) of the definition of “Permitted Investments” and not this clause;

(q)	Investments in joint ventures having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) that are at the time outstanding not to exceed €60 million; provided, however, that if any Investment pursuant to this clause is made in a Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.06, such Investment shall thereafter be deemed to have been made pursuant to (c)(ii) or (iii) of the definition of “Permitted Investments” and not this clause (q).

(r)	Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(s)	any Investment in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Debt; and

(t)	(i) stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts and (ii) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer.

“Permitted Liens” means the following types of Liens:

(a)	Liens existing on the Issue Date;

(b)	Liens on any property or assets of a Restricted Subsidiary granted in favor of the Parent Guarantor or any Restricted Subsidiary;

(c)	Liens on any of the Parent Guarantor’s or any Restricted Subsidiaries’ property or assets securing the Notes or any Guarantees;

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(d)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business;

(e)	statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(f)	Liens for taxes, assessments, government charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with Accounting Principles, shall have been made;

(g)	Liens incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (other than obligations for the payment of money);

(h)	zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects and incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Parent Guarantor and its Restricted Subsidiaries on the properties subject thereto, taken as a whole;

(i)	Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(j)	Liens on property or assets of, or on shares of Capital Stock or on Debt of, any Person existing at the time such Person becomes a Restricted Subsidiary; provided that such Liens (i) do not extend to or cover any property or assets of the Parent Guarantor or any Restricted Subsidiary other than the property or assets of, or shares of Capital Stock or on Debt of, such acquired Restricted Subsidiary and (ii) were not created in connection with or in contemplation of such acquisition, merger or consolidation;

(k)	Liens on property or assets existing at the time such property or assets are acquired, including any acquisition by means of a merger with or into or consolidation with, the Parent Guarantor or any Restricted Subsidiary; provided that such Liens (i) do not extend to or cover any property or assets of the Parent Guarantor or any Restricted Subsidiary other than (A) the property or assets acquired or (B) the property or assets of the Person merged with or into or consolidated with the Parent Guarantor or Restricted Subsidiary and (ii) were not in connection with or in contemplation of such acquisition, merger or consolidation;

(l)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance) or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure performance, bid, surety or appeal bonds and completion bonds and guarantees to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

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(m)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(n)	Liens incurred in connection with a cash management program established in the ordinary course of business;

(o)	Liens on any property or assets of the Parent Guarantor or any of its Restricted Subsidiaries securing Debt permitted to be incurred pursuant to Section 4.08(b)(xiii);

(p)	Liens on any property or assets of the Parent Guarantor or any of its Restricted Subsidiaries for the purpose of securing Capitalized Lease Obligations, purchase money obligations, mortgage financings or other Debt, in each case, incurred pursuant to Section 4.08(b)(viii) in connection with the financing of all or any part of the purchase price, lease expense, rental payment or cost of design, construction, installation or improvement of assets or property; provided, that any such Lien may not extend to any assets or property owned by the Parent Guarantor or any of its Restricted Subsidiaries at the time the Lien is incurred other than the assets and property acquired, improved, constructed, leased or financed (provided that to the extent that any such Capitalized Lease Obligations, purchase money obligations, mortgage financings or other Debt relate to multiple assets or properties, then all such assets or properties may secure any such Capitalized Lease Obligation, purchase money obligations, mortgage financings or other Debt);

(q)	Liens incurred to secure Permitted Refinancing Debt permitted to be incurred under this Indenture; provided that the new Lien shall be limited to all or part of the same property and assets that secured the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions thereof);

(r)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(s)	leases, licenses, subleases and sublicenses of assets in the ordinary course of business;

(t)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(u)	Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(v)	pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of the Parent Guarantor or any Restricted Subsidiary’s business or operations as Liens only for Debt to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;

(w)	limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(x)	Liens on any proceeds loan made by the Parent Guarantor or any Restricted Subsidiary in connection with any future incurrence of Debt permitted under this Indenture and securing that Debt;

(y)	Liens on Securitization Assets and related assets incurred in connection with any Qualified Securitization Financing;

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(z)	Liens incurred in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary with respect to obligations that do not exceed €30 million at any one time outstanding; and

(aa)	any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (z); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets.

“Permitted Refinancing Debt” means any renewals, extensions, substitutions, refinancings or replacements of any Debt of the Parent Guarantor or a Restricted Subsidiary or pursuant to this definition, including any successive refinancings, so long as:

(a)	such Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(b)	the Average Life of such Debt is equal to or greater than the Average Life of the Debt being refinanced;

(c)	the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being refinanced;

(d)	the new Debt is not senior in right of payment to the Debt that is being refinanced; and

(e)	such Debt is unsecured if the Debt being refinanced is unsecured;

provided that Permitted Refinancing Debt will not include (i) Debt of a Subsidiary of the Parent Guarantor (other than the Issuer or a Guarantor) that refinances the Debt of the Parent Guarantor or the Issuer, (ii) Debt of a Subsidiary of the Issuer (other than a Guarantor) that refinances the Debt of the Issuer or any Guarantor or (iii) Debt of any Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the date of this Indenture, and including, without limitation, all classes and series of preferred or preference stock of such Person; provided that accrued non-cash dividends with respect to any Preferred Stock shall not constitute Preferred Stock for the purposes of Section 4.08.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Public Debt” means any Debt consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A under the Securities Act or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such securities to registration thereof with the SEC for public resale.

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“Public Equity Offering” means an offering of Capital Stock of the Parent Guarantor or any direct or indirect parent company of the Parent Guarantor pursuant to (1) a flotation on the Frankfurter Wertpapierbörse or any other nationally recognized stock exchange or listing authority in a member state of the European Union as of December 31, 2003 or (2) a registration statement (other than on Form F-4, S-4 or S-8) that has been declared effective by the SEC or a public offering outside of the United States of America.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

“Qualified Securitization Financing” means any financing pursuant to which the Parent Guarantor or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to any other Person or grant a security interest in, any accounts receivable (and related assets) in any aggregate principal amount equivalent to the Fair Market Value of such accounts receivable (and related assets) of the Parent Guarantor or any of its Restricted Subsidiaries; provided that (a) the covenants, events of default and other provisions applicable to such financing shall be on market terms (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor or the Issuer) at the time such financing is entered into, (b) the interest rate applicable to such financing shall be a market interest rate (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor or the Issuer) at the time such financing is entered into and (c) such financing shall be non-recourse to the Parent Guarantor and its Restricted Subsidiaries except to a limited extent customary for such transactions.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary.

“Responsible Officer,” when used with respect to the Trustee, means any vice president, assistant vice president, director, associate director, assistant secretary, senior trust officer, trust officer or any other officer within the Trust & Securities Services department of the Trustee (or any successor group of the Trustee) or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Securitization Assets” means any accounts receivable subject to a Qualified Securitization Financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not the Parent Guarantor or a Restricted Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Senior Credit Facilities” means any Credit Facility of the Parent Guarantor or any Restricted Subsidiary, including the New Senior Facilities Agreement.

“Significant Subsidiary” means, at the date of determination, any Restricted Subsidiary of the Parent Guarantor that together with its Subsidiaries which are Restricted Subsidiaries of the Parent Guarantor (i) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Parent Guarantor or (ii) as of the end of the most recent fiscal quarter, was the owner of more than 10% of the consolidated assets of the Parent Guarantor.

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“Stated Maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Debt” means Debt of the Issuer or any of the Guarantors that is subordinated in right of payment to the Notes or the Guarantees of such Guarantors, as the case may be; provided, that no Debt will be deemed to be subordinated in right of payment to any other Debt solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

“Subsidiary” means, with respect to any Person:

(a)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity;

provided that “Subsidiary” shall not include any entity which would not be fully consolidated in such Person’s consolidated financial statements prepared under Accounting Principles because such entity is not under the effective control of such Person.

“Temporary Russian Cash Investments” means overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition with, or issued by, a bank which is organized under, or authorized to operate as a bank under, the laws of Russia; provided that such bank has capital, surplus and undivided profits aggregating in excess of €250 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “P-3” or higher by Moody’s or “A-3” or higher by S&P or the equivalent rating category of another internationally recognized rating agency.

“Total Assets” means the consolidated total assets of the Parent Guarantor and its Restricted Subsidiaries as shown on the most recent consolidated balance sheet of the Parent Guarantor.

“Transactions” means (i) the offering of the Notes, (ii) the repayment in full of outstanding amounts under the Existing Senior Facilities Agreement and (ii) the entering into the New Senior Facilities Agreement.

“U.S. GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(a)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(b)	statements and pronouncements of the Financial Accounting Standards Board;

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(c)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(d)	the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary of the Parent Guarantor that at the time of determination is an Unrestricted Subsidiary (as designated by the Parent Guarantor’s Board of Directors pursuant to the “Designation of Unrestricted and Restricted Subsidiaries” covenant); and

(b)	any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

Section 1.02         Other Definitions.

Term	Defined in Section

“Additional Amounts”	4.16
“Additional Notes”	Recitals
“Authentication Agent”	2.02
“Authentication Order”	2.02
“Authorized Agent”	12.05
“Change of Control Offer”	4.13
“Change of Control Payment Date”	4.13
“Change of Control Purchase Price”	4.13
“Covenant Defeasance”	8.03
“Defaulted Interest”	2.12
“Event of Default”	6.01
“Excess Proceeds”	4.09
“Excess Proceeds Offer”	4.09
“Global Notes”	2.01
“incur”	4.08
“Initial Notes”	Recitals
“Legal Defeasance”	8.02
“Luxembourg Paying Agent”	2.03
“Notes”	Recitals
“Notes Offer”	4.09
“Offer Amount”	3.10
“Offer Period”	3.10
“Participants”	2.01
“Payment Default”	6.01
“Principal Paying Agent”	2.03
“Purchase Date”	3.10
“Register”	2.03
“Regulation S Global Notes”	2.01
“Restricted Global Notes”	2.01
“Restricted Payments”	4.06
“Suspension Period”	4.17

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Section 1.03         Rules of Construction.

Unless the context otherwise requires:

(a)          a term has the meaning assigned to it;

(b)          an accounting term not otherwise defined has the meaning assigned to it in accordance with Accounting Principles;

(c)          “or” is not exclusive;

(d)          words in the singular include the plural, and in the plural include the singular;

(e)          provisions apply to successive events and transactions;

(f)           references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;

(g)          all references to the principal, premium, interest or any other amount payable pursuant to this Indenture shall be deemed also to refer to any Additional Amounts which may be payable hereunder in respect of payments of principal, premium, interest and any other amounts payable pursuant to this Indenture or any undertakings given in addition thereto or in substitution therefor pursuant to this Indenture and express reference to the payment of Additional Amounts in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express reference is not made; and

(h)          unsecured or unguaranteed Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness or guaranteed Indebtedness merely by virtue of its nature as unsecured or unguaranteed Indebtedness.

ARTICLE 2
THE NOTES

Section 2.01         Form and Dating.

(a)          The Notes and the Trustee’s or Authentication Agent’s certificate of authentication shall be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange or usage. The Issuer shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the Notes shall constitute and are hereby expressly made a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling. The Notes will be represented by global notes and will be issued only in fully registered form without coupons and only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

(b)          Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note legend thereon and the “Schedule of Principal Amount in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and purchases and cancellations. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

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Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Note substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Regulation S Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary for Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee or the Authentication Agent as hereinafter provided. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to each such Regulation S Global Note and recorded in the Register, as hereinafter provided.

Notes offered and sold within the United States of America to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Note substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, for Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee or its Authentication Agent as hereinafter provided. The aggregate principal amount of the Restricted Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to each such Restricted Global Note and recorded in the Register, as hereinafter provided.

Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)          Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture. Notes issued in definitive registered form will be substantially in the form of Exhibit A hereto (excluding the Global Note legend thereon and without the “Schedule of Principal Amount in the Global Note” in the form of Schedule A attached thereto).

(d)          Book-Entry Provisions. The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes that are held by Participants through Euroclear or Clearstream.

Members of, or participants and account holders in Euroclear and Clearstream (“Participants”) shall have no rights under this Indenture with respect to or under any Global Note held on their behalf by the Common Depositary or its nominee, and the Common Depositary or its nominee may be treated by the Issuer, a Guarantor, the Trustee, any Agent and any agent of the Issuer, a Guarantor, the Trustee or any Agent as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, a Guarantor, the Trustee, any Agent or any agent of the Issuer, a Guarantor, the Trustee or any Agent from giving effect to any written certification, proxy or other authorization furnished by Euroclear or Clearstream or impair, as between Euroclear or Clearstream and the Participants, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.10(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes will not be entitled to receive physical delivery of certificated Notes.

Section 2.02         Execution and Authentication

An authorized member of the Issuer’s management board shall sign the Notes on behalf of the Issuer by manual or facsimile signature.

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If an authorized member of the Issuer’s board of directors or an executive officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee or the Authentication Agent manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Trustee for cancellation pursuant to Section 2.11.

The Trustee will, upon receipt of a written order of the Issuer signed by one officer (an “Authentication Order”), authenticate or cause the Authentication Agent to authenticate (i) Initial Notes, on the date hereof, for original issue up to an aggregate principal amount of €250,000,000, and (ii) Additional Notes, from time to time, subject to compliance at the time of issuance of such Additional Notes with the provisions of Section 2.07. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

For the avoidance of doubt, the provisions of articles 86 to 94-8 of the Luxembourg act dated August 10, 1915 on commercial companies, as amended, shall not apply in respect of the Notes.

The Trustee may appoint one or more authentication agents (each, an “Authentication Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Such Authentication Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An Authentication Agent has the same rights as any Agent to deal with Holders or an Affiliate of the Issuer. The Trustee hereby appoints Deutsche Bank Luxembourg S.A. as Authentication Agent with respect to the Notes. Deutsche Bank Luxembourg S.A. hereby accepts such appointment and the Issuer hereby confirms that such appointment is acceptable to it.

The Trustee and the Authentication Agent shall have the right to decline to authenticate and deliver any Additional Notes under this Section 2.02 if the Trustee or the Authentication Agent, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee or the Authentication Agent in good faith shall determine that such action would expose the Trustee or the Authentication Agent to personal liability to existing Holders.

Section 2.03         Registrar, Transfer Agent and Paying Agent

The Issuer shall maintain a Paying Agent, an office or agency where the Notes may be presented for payment and through which the Issuer will make payments on the Notes and an office or agency where notices or demands to or upon the Issuer in respect of the Notes may be served. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents.

The Issuer shall maintain one or more Paying Agents for the Notes in the City of London (the “Principal Paying Agent”). In addition, so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and are traded on the Luxembourg Stock Exchange’s Euro MTF Market, to the extent required by the Luxembourg Stock Exchange, the Issuer shall also maintain a Paying Agent (the “Luxembourg Paying Agent”), Registrar and Transfer Agent in Luxembourg. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents. The Issuer or any or its Affiliates may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes.

The Issuer will also maintain one or more registrars (each, a “Registrar”) with offices in Luxembourg, for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require. The Issuer will also maintain a transfer agent (each, a “Transfer Agent”) in each of London and Luxembourg. The Issuer hereby appoints Deutsche Bank Luxembourg S.A. in Luxembourg as the initial Registrar and Deutsche Bank Luxembourg S.A. hereby accepts such appointment. The Issuer hereby appoints Deutsche Bank AG, London Branch in London and Deutsche Bank Luxembourg S.A. in Luxembourg as the initial Transfer Agents and each hereby accepts such appointment. The Registrar and the Transfer Agent in Luxembourg will maintain a register (the “Register”) for the Notes reflecting ownership of Definitive Registered Notes outstanding from time to time and will make payments on and facilitate transfer of Definitive Registered Notes on the behalf of the Issuer. Each Registrar and/or Transfer Agent (as the case may be) will promptly inform the Issuer of any changes to the register. In the case of discrepancy between the Register and the register kept by, and at the office of, the Issuer, the registrations in the Register shall prevail for Luxembourg law purposes. Each Transfer Agent shall perform the functions of a transfer agent.

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The Issuer hereby appoints (i) the office of Deutsche Bank AG, London Branch as Principal Paying Agent and Transfer Agent located at: Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom; (ii) the office of Deutsche Bank Luxembourg S.A. as Luxembourg Paying Agent, Transfer Agent and Registrar located at: 2, boulevard Konrad Adenauer, L-1115 Luxembourg and each hereby accepts such appointment.

The Issuer undertakes to maintain a Paying Agent in a member state of the European Union that is not obligated to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive.

The Issuer shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee may act as Registrar and may appoint a Paying Agent and shall be entitled to appropriate compensation therefor pursuant to Section 7.06.

Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar or Transfer Agent without prior notice to the Holders of Notes. For so long as the Notes are listed on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, the Issuer will publish a notice of any change of Paying Agent, Registrar or Transfer Agent in a newspaper having a general circulation in Luxembourg or, to the extent and in the manner permitted by such rules, posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu) in accordance with Section 12.01.

In addition, the Issuer or any of its Subsidiaries may act as paying agent in connection with the Notes other than for the purposes of effecting a redemption described under Section 3.07 or an offer to purchase the Notes described under Section 4.09 or Section 4.13. The Issuer will make payments on the Global Notes to the Paying Agents for further credit to Euroclear or Clearstream (as applicable) which will in turn, distribute such payments in accordance with its procedures.

Section 2.04         Paying Agent to Hold Money

The Issuer shall require each Paying Agent not a party to this Indenture to agree that such Paying Agent will hold for the benefit of Holders and the Trustee all money held by the Paying Agent for the payment of principal of, interest and premium, if any, Additional Amounts, if any, on the Notes, and shall promptly notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer, the Parent Guarantor or a Restricted Subsidiary) shall have no further liability for the money. If the Issuer, Parent Guarantor or Restricted Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Parent Guarantor or the Issuer (including, without limitation, its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), the Paying Agent shall serve as an agent of the Trustee for the Notes.

Section 2.05         Holder Lists

Each Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders .. If the Trustee or any Paying Agent is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee and each Paying Agent in writing no later than the record date for each interest payment date and at such other times as the Trustee or the Principal Paying Agent may request in writing, a list in such form and as of such record date as the Trustee or the Principal Paying Agent may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.

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Section 2.06         Transfer and Exchange

(a)          Where Notes are presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, such Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.06. To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee or the Authentication Agent shall, upon receipt of an Authentication Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request.

No service charge shall be made by the Issuer or any Registrar to the Holders of the Notes for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable upon exchanges pursuant to Sections 2.10, 3.06 or 9.04) or in connection with an Excess Proceeds Offer pursuant to Section 4.09 or a Change of Control Offer pursuant to Section 4.13 not involving a transfer.

Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be. No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Register. Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument or transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Neither the Issuer nor the Trustee, any Registrar or any Paying Agent shall be required (i) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of 15 Business Days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.02 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(b)          Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Common Depositary, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 2.01(c), Section 2.06(a) and this Section 2.06(b); provided that a beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted Note legend on the Note, if any.

(i)          Except for transfers or exchanges made in accordance with any of clauses (ii) through (iii) of this Section 2.06(b), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

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(ii)         Restricted Global Note to Regulation S Global Note. If the Holder of a beneficial interest in a Restricted Global Note at any time wishes to exchange its interest in such Restricted Global Note for an interest in a Regulation S Global Note, or to transfer its interest in such Restricted Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Global Note, such transfer or exchange may be effected only in accordance with this clause (ii) and the rules and procedures of Euroclear and Clearstream. Upon receipt by the Registrar of (A) instructions directing the Registrar to credit or cause to be credited an interest in a Regulation S Global Note in a specified principal amount and to cause to be debited an interest in a Restricted Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit B attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the Note being transferred is being transferred in a transaction permitted by Rule 144, then the Trustee shall reduce or cause to be reduced the principal amount of such Restricted Global Note and the Trustee shall increase or cause to be increased the principal amount of such Regulation S Global Note by the aggregate principal amount of the interest in such Restricted Global Note to be exchanged.

(iii)        Regulation S Global Note to Restricted Global Note. If the Holder of a beneficial interest in a Regulation S Global Note (other than a Holder that is an Affiliate of the Issuer) at any time wishes to transfer such interest to a Person who wishes to exchange its interest in such Regulation S Global Note for an interest in a Restricted Global Note, or to take delivery thereof in the form of a beneficial interest in a Restricted Global Note, such transfer may be effected only in accordance with this clause (iii) and the rules and procedures of Euroclear and Clearstream. Upon receipt by the Registrar of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Restricted Global Note in a specified principal amount and to cause to be debited an interest in the Regulation S Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit C attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States of America or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as the Issuer or the Trustee or Registrar may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Trustee shall reduce or cause to be reduced the principal amount of the Regulation S Global Note and the Trustee shall increase or cause to be increased the principal amount of the Restricted Global Note by the aggregate principal amount of the interest in the Regulation S Global Note to be exchanged or transferred.

(c)          If Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends set forth in Exhibits A hereto, the Notes so issued shall bear the restricted Notes legends, and a request to remove such restricted Notes legends from Notes shall not be honored unless there is delivered to the Issuer such satisfactory evidence, which may include an Opinion of Counsel from counsel licensed to practice law in the State of New York, as may be reasonably required by the Issuer, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144(k) under the Securities Act. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuer, shall authenticate and deliver Notes that do not bear the legend.

(d)          None of the Trustee or any of the Agents shall have any responsibility for any actions taken or not taken by Euroclear or Clearstream, as the case may be.

(e)          In the case of the issuance of certificated Notes pursuant to Section 2.10, the Holder of a certificated Note may transfer such Note by surrendering it to the Registrar or a co-Registrar. In the event of a partial transfer or a partial redemption of a holding of certificated Notes represented by one certificated Note, a certificated Note shall be issued to the transferee in respect of the part transferred, and a new certificated Note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the Holder, as applicable; provided that only certificated Notes in denominations of €100,000 and integral multiples of €1,000 in excess thereof shall be issued. The Issuer shall bear the cost of preparing, printing, packaging and delivering the certificated Notes.

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(f)          The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, Additional Amounts, if any, and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g)          All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or the applicable Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile with originals to be delivered promptly thereafter to the Trustee.

Section 2.07         Replacement Notes

(a)          If any mutilated certificated Note is surrendered to the Registrar, the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate, or cause the Authentication Agent to authenticate, a replacement Note in exchange and substitution for, and in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other requirements of the Issuer and the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee and the Agents, from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note, including fees and expenses of counsel and any tax that may be imposed in replacing such Note.

Every replacement Note issued pursuant to this Section 2.07 shall be an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Notwithstanding the foregoing, in case any such mutilated, destroyed, lost or stolen certificated Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Issuer pursuant to the provisions herein, the Issuer in its discretion may, instead of issuing a new certificated Note, pay, redeem or purchase such certificated Note, as the case may be.

Section 2.08         Outstanding Notes

The Notes outstanding at any time are all Notes authenticated and delivered by the Trustee or the Authentication Agent except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note, however, Notes held by the Issuer or an Affiliate shall not be deemed to be outstanding for purposes of Section 2.09.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee or the Issuer receives proof satisfactory to it that the Note that has been replaced is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Trustee or the Paying Agent (other than the Issuer, a Subsidiary of the Parent Guarantor or an Affiliate of any thereof) holds, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, interest and Additional Amounts, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Trustee or Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) will be deemed no longer outstanding and interest on them will cease to accrue.

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Section 2.09         Notes Held by Issuer

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer or any Guarantor shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

Section 2.10         Certificated Notes

(a)          A Global Note deposited with the Common Depositary pursuant to Section 2.01 shall be exchanged or transferred in whole to the beneficial owners thereof in the form of certificated Notes only if such transfer complies with Section 2.06 and (i) if Euroclear or Clearstream notifies the Issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Issuer within 120 days, or (ii) an Event of Default, or an event which after notice or lapse of time or both would be an Event of Default, has occurred and is continuing with respect to the Notes and Euroclear or Clearstream shall have requested in writing (or a beneficial owner shall have requested in writing delivered through Euroclear or Clearstream) the issuance of certificated notes following such an occurrence. Notice of any such transfer shall be given by the Issuer in accordance with the provisions of Section 12.01(a).

(b)          Any Global Note that is exchangeable to the beneficial owners thereof in the form of certificated Notes pursuant to this Section 2.10 shall be surrendered by the Common Depositary, as applicable, to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, and the Trustee or an Authentication Agent shall authenticate and deliver, upon receipt of an Authentication Order, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at maturity of Notes of authorized denominations in the form of certificated Notes. Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof and registered in such names as the Common Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of the Common Depository for Euroclear or Clearstream or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes, payment of principal, premium, if any, and interest on the certificated Notes shall be payable, and the transfer of the certificated Notes shall be registrable, at the office or agency of the Issuer maintained for such purposes in accordance with Section 2.03. Such certificated Notes shall bear the applicable legends set forth in Exhibit A hereto.

(c)          In the event of the occurrence of any of the events specified in Section 2.10(a), the Issuer shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

(d)          In the event that certificated Notes are not issued to each owner of beneficial interests in Global Notes in accordance with paragraph (a) of this Section 2.10 promptly after the occurrence of one of the events described in clauses (i) or (ii) of paragraph (a) of this Section 2.10, the Issuer explicitly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.06 or 6.07 hereof, the right of any beneficial owner in any Global Note to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such certificated Notes had been issued.

(e)          Neither the Issuer nor the Trustee or any Agent shall be required to register the transfer or exchange of certificated Notes (i) for a period of 15 calendar days preceding (A) the record date for any payment of interest on the Notes, (B) any date fixed for redemption of the Notes or (C) the date fixed for selection of the Notes to be redeemed in part or (ii) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, Excess Proceeds Offer or Notes Offer.

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(f)           In the event of the transfer of any certificated Note, the Issuer, the Trustee, any Registrar or any Paying Agent may require a Holder, among other things, to furnish appropriate endorsements and transfer documents as described herein. The Issuer may require a Holder to pay any taxes and fees required by law and permitted herein and by the Notes.

Section 2.11         Cancellation

The Issuer at any time may deliver Notes to the Trustee for cancellation. Each Registrar, Transfer Agent and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, replacement, cancellation or payment. The Trustee or, at the direction of the Trustee, a Registrar or the Paying Agent, and no one else shall cancel (subject to the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and dispose of such cancelled Notes in its customary manner and subject to the record retention requirement of the Exchange Act, to the extent applicable. Except as otherwise provided in this Indenture, the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Issuer undertakes to promptly inform the Luxembourg Stock Exchange (as long as the Notes are admitted to trading on the Euro MTF Market and listed on the Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require) of any such cancellation.

Section 2.12         Defaulted Interest

(a)          Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant record date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clauses (b) or (c) below:

(b)          The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee as soon as practicable in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. In addition, the Issuer shall fix, or cause to be fixed, a special record date and payment date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, the Issuer (or, upon written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall cause notice of the proposed payment date of such Defaulted Interest, the special record date therefor and the amount of the Default Interest to be paid to be mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date.

(c)          The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this Section 2.12, such manner of payment shall be deemed reasonably practicable.

(d)          Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

(e)          The Issuer undertakes to promptly inform the Luxembourg Stock Exchange (as long as the Notes are admitted to trading on the Euro MTF and listed on the Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require) of any such special record date.

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Section 2.13         Computation of Interest

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.14         ISIN and Common Code Numbers

The Issuer, in issuing the Notes, may use ISIN and Common Code numbers (if then generally in use), and, if so, such ISIN and Common Code numbers, as appropriate, shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that no representation is made as to the correctness or accuracy of such numbers or codes either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers, and neither the Trustee nor any Agent shall have any responsibility for or liability relating to ISIN or Common Code numbers or the use thereof. The Issuer shall promptly notify the Trustee of any change in the ISIN or Common Code numbers.

Section 2.15         Issuance of Additional Notes

The Issuer may, subject to Section 4.08 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. The Initial Notes issued on the date of this Indenture and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

Section 2.16         Deposits of Money

Prior to 10:00 a.m., London time, one Business Day prior to each interest payment date, the Stated Maturity Date and each payment date relating to a Change of Control Offer, and on the Business Day immediately following any acceleration of the Notes pursuant to Section 6.02, the Issuer shall deposit with the Paying Agent in immediately available funds money in euro sufficient to make cash payments, if any, due on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.16 by the designated Paying Agent, such Paying Agent shall make payments on the Notes to the Holders on such day or date, as the case may be, to the persons and in accordance with the provisions of this Indenture and the Notes. The Issuer shall promptly notify the Trustee and the Paying Agent of its failure to so act. The Issuer shall no later than 10:00 a.m. (London time) on the second Business Day prior to the day on which the Paying Agent is to receive payment, procure that the bank effecting payment for it confirms via email, fax or tested SWIFT MT100 message to the Paying Agent the payment instructions relating to such payment. A Paying Agent shall not be obliged to pay the Holders of the Notes (or make any other payment) unless and until such time as it has confirmed receipt of funds sufficient to make the relevant payment.

Section 2.17         Agents’ Interest

(a)          The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several. Each Agent shall only be obligated to perform the duties set forth in this Indenture and the Notes and shall have no implied duties.

(b)          The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to each of the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01         Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it shall deliver to the Trustee in accordance with Section 12.01, at least 5 days before the date notice is delivered to the Holders of the Notes pursuant to Section 3.03 hereof (unless the Trustee consents to a shorter period), an Officer’s Certificate setting forth:

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(i)          the Section of this Indenture pursuant to which the redemption shall occur;

(ii)         the redemption date and the record date;

(iii)        the principal amount of Notes to be redeemed;

(iv)        the redemption price; and

(v)         the ISIN and or Common Code numbers of the Notes, as applicable.

Section 3.02         Selection of Notes to Be Redeemed.

If fewer than all of the Notes are to be redeemed at any time, the Trustee or the applicable Registrar, will select the Notes for redemption on a pro rata basis (or, in the case of Notes issued in global form, based on a method that most nearly approximates a pro rata selection as the Trustee or the Registrar in its sole discretion shall deem fair and appropriate, including by pool factor), unless otherwise required by applicable law or stock exchange or depository requirements. The Trustee and the applicable Registrar, shall not be liable for selections made by it in accordance with this Section 3.02.

No Notes of €100,000 or less shall be purchased or redeemed in part.

Notices of purchase or redemption shall be given to each Holder pursuant to Sections 3.03 and 12.01.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

In relation to Definitive Registered Notes, a new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On or after any purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof tendered for purchase or called for redemption.

Section 3.03         Notice of Redemption.

(a)          At least 30 days but not more than 60 days before a redemption date, the Issuer shall deliver, pursuant to Section 12.01, a notice of redemption to each Holder whose Notes are to be redeemed, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or the satisfaction and discharge of this Indenture pursuant to Articles 8 or 11. For Notes which are represented by global certificates held on behalf of Euroclear or Clearstream, notices may be given by delivery of the relevant notices to Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing. So long as any Notes are admitted to trading on the Euro MTF market and listed on the Official List of the Luxembourg Stock Exchange and the rules and regulations of the Luxembourg Stock Exchange so require, any such notice to the Holders of the relevant Notes shall also be published in a newspaper having a general circulation in Luxembourg or, to the extent and in the manner permitted by such rules, posted on the official website of the Luxembourg Stock Exchange and, in connection with any redemption, the Issuer will forthwith notify the Luxembourg Stock Exchange of any change in the principal amount of Notes outstanding. Notices of redemption may be conditional.

(b)          The notice shall identify the Notes to be redeemed and corresponding ISIN or Common Code numbers, as applicable, and shall state:

(i)          the redemption date and the record date;

(ii)         the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

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(iii)        if any Global Note is being redeemed in part, the portion of the principal amount of such Global Note to be redeemed and that, after the redemption date upon surrender of such Global Note, the principal amount thereof will be decreased by the portion thereof redeemed pursuant thereto;

(iv)        if any Definitive Registered Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed, and that, after the redemption date, upon surrender of such Note, a new Definitive Registered Note or Definitive Registered Notes in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the Definitive Registered Note;

(v)         the name and address of the Paying Agent(s) to which the Notes are to be surrendered for redemption;

(vi)        that Notes called for redemption must be surrendered to the relevant Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any, and Additional Amounts, if any;

(vii)       that, unless the Issuer defaults in making such redemption payment, interest, and Additional Amounts, if any, on Notes called for redemption cease to accrue on and after the redemption date;

(viii)      the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(ix)         that no representation is made as to the correctness or accuracy of the ISIN or Common Code numbers, if any, listed in such notice or printed on the Notes.

(c)          At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense in accordance with Section 12.01; provided, however, that the Issuer shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

(d)          The Trustee will not be liable for selection made by it as contemplated in this Section 3.03.

Section 3.04         Effect of Notice of Redemption.

Once notice of redemption is given in accordance with Section 3.03 and Section 12.01, Notes called for redemption become due and payable on the redemption date at the redemption price stated in the notice. A notice of redemption may be subject to one or more conditions precedent, at the Issuer’s discretion. On and after a redemption date, interest shall cease to accrue on such Notes or the portion of them called for redemption.

Section 3.05         Deposit of Purchase or Redemption Price.

(a)          No later than 10:00 a.m. (London time) on the Business Day prior to the purchase or redemption date, the Issuer shall deposit with the Principal Paying Agent (or, if requested by the Trustee, the Trustee) money in euro sufficient to pay the redemption price of, and accrued interest, premium and Additional Amounts (if any) on, all Notes to be redeemed on that date. The Trustee or Principal Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or Principal Paying Agent, as applicable, by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be purchased or redeemed. The Issuer shall, no later than 10:00 a.m. (London time) on the second Business Day prior to the date on which the applicable Paying Agent or the Trustee, as applicable, receives payment, procure that the bank effecting payment for it confirms by email, fax or tested SWIFT MT100 message to the relevant Paying Agent or the Trustee, as applicable, that an irrevocable instruction has been given.

(b)          If the Issuer complies with the provisions of Section 3.05(a), on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a record date for the payment of interest but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not so paid, in each case at the rate provided in the Notes and Section 4.01.

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Section 3.06         Notes Redeemed in Part.

Upon surrender of a Definitive Registered Note that is redeemed in part, the Issuer shall issue and, upon the Issuer’s written request, the Trustee or the Authentication Agent shall authenticate for (and in the name of) the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that any Definitive Registered Note shall be in a principal amount of €100,000 or an integral multiple of €1,000 above €100,000.

Section 3.07         Optional Redemption.

(a)          At any time prior to April 15, 2014, upon not less than 30 nor more than 60 days’ written notice, the Issuer may on any one or more occasions redeem (i) up to 35% of the aggregate principal amount of the Notes issued under this Indenture on the date of this Indenture at a redemption price equal to 106.25% of the principal amount of the Notes plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the redemption date (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds from one or more Public Equity Offerings. The Issuer may only do this, however, if:

(i)          at least 65% of the aggregate principal amount of the Notes that were initially issued under this Indenture (excluding Notes held by the Parent Guarantor or any of its Subsidiaries) would remain outstanding immediately after the occurrence of such proposed redemption; and

(ii)         the redemption occurs within 90 days after the closing of such Public Equity Offering.

Notice of any redemption upon any Public Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Public Equity Offering.

(b)          At any time prior to April 15, 2014, upon not less than 30 nor more than 60 days’ notice delivered to each Holder pursuant to Section 3.03 and Section 12.01, the Issuer may also redeem all or part of the Notes, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Redemption Premium plus accrued and unpaid interest on the Notes to, but not including, the redemption date. Any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent.

(c)          Except pursuant to paragraphs (a) and (b) of this Section 3.07, Section 3.08 and Section 3.09, the Notes will not be redeemable at the Issuer’s option prior to April 15, 2014. At any time on or after April 15, 2014 and prior to maturity, upon not less than 30 nor more than 60 days’ written notice, the Issuer may redeem all or part of the Notes. These redemptions will be in amounts of €100,000 or integral multiples of €1,000 in excess thereof at the following redemption prices (expressed as percentages of their principal amount at maturity), plus accrued and unpaid interest, if any, to, but not including, the redemption date, if redeemed during the 12-month period commencing on April 15 of the years set forth below. This redemption is subject to the right of holders of record on the relevant regular record date that is prior to the redemption date to receive interest due on an interest payment date.

Year	Redemption Prices

2014	104.688%
2015	103.125%
2016	101.563%
2017 and thereafter	100.000%

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(d)          Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)          Any redemption or notice pursuant to this Section 3.07 may, at the Issuer’s discretion, be subject to one or more conditions precedent.

Section 3.08         Redemption for Changes in Taxes.

If, as a result of:

(a)          any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which has not been publically announced as formally proposed before and which becomes effective after the date of this Indenture; or

(b)          any change which has not been publically announced as formally proposed before and which becomes effective after the date of this Indenture in the official application or official interpretation or administration of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published practice) of any Relevant Taxing Jurisdiction (each of the foregoing clauses (a) and (b), a “Change in Tax Law”), the Issuer or any Guarantor (but, in the case of a Guarantor, only if the Issuer and the other Guarantors cannot pay the relevant amount without the obligation to pay such Additional Amounts) would be obligated to pay, on the next date for any payment, Additional Amounts, which the Issuer or such Guarantor cannot avoid by the use of reasonable measures available to it (including making payment through a paying agent located in another jurisdiction), then the Issuer may, at its option, redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice (which notice shall be irrevocable and given in accordance with the procedures described in Section 3.03 and Section 12.01), at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to this paragraph and in accordance with Section 3.03, the Issuer or the Guarantor (as the case may be) will deliver to the Trustee and the Paying Agents:

(i)          an Officer’s Certificate of the Issuer or a Guarantor (as the case may be) stating that the obligation to pay such Additional Amounts cannot be avoided by the Issuer’s or such Guarantor’s taking reasonable measures available to it; and

(ii)         an Opinion of Counsel from independent legal counsel of recognized standing addressed to the Issuer or Guarantor (as the case may be) qualified under the laws of the Relevant Taxing Jurisdiction and otherwise in compliance with Section 12.03 to the effect that the Issuer or such Guarantor has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The Trustee shall accept, and shall be entitled to rely on, such Officer’s Certificate and Opinion of Counsel, delivered in compliance with clauses (a) and (b) above, as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders of the Notes.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Issuer or Guarantor (as the case may be) would be obliged to make such payment of Additional Amounts if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

The foregoing provisions shall apply (a) to a Guarantor only after such time as such Guarantor is obligated to make at least one payment on the Notes and (b) mutatis mutandis to any successor person to the Issuer or any Guarantor (and the related Guarantee), after such successor person becomes a party to this Indenture, with respect to a Change in Tax Law occurring after the time such successor person becomes a party to this Indenture.

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The Issuer will publish a notice of any optional redemption of the Notes described above in compliance with Section 3.03(a).

Section 3.09         Mandatory Redemption.

The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. The Parent Guarantor and any Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

Section 3.10         Offer to Purchase by Application of Excess Proceeds.

(a)          In the event that, pursuant to Section 4.09, the Parent Guarantor is required (or shall cause the Issuer) to commence an Excess Proceeds Offer, it will follow the procedures specified in this Section 3.10.

(b)          The Issuer or the Parent Guarantor, as the case may be, will commence each Excess Proceeds Offer within 10 Business Days after the date on which the Excess Proceeds exceed €30.0 million by delivering the notice required pursuant to Section 3.10(d). The Excess Proceeds Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer or the Parent Guarantor, as the case may be, shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.09 (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Excess Proceeds Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)          If the Purchase Date is on or after a record date for the payment of interest and on or before the related payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no interest shall be payable to Holders who tender Notes pursuant to the Excess Proceeds Offer.

(d)          Upon the commencement of an Excess Proceeds Offer, the Issuer or the Parent Guarantor, as the case may be, shall deliver a notice to the Trustee and each of the Holders pursuant to Section 12.01. The notice shall contain instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Proceeds Offer. The Excess Proceeds Offer shall be made to all Holders. The notice, which shall govern the terms of the Excess Proceeds Offer, shall state:

(i)          that the Excess Proceeds Offer is being made pursuant to this Section 3.10 and the length of time the Excess Proceeds Offer shall remain open;

(ii)         the Offer Amount, the purchase price and the Purchase Date;

(iii)        that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)        that, unless the Issuer or the Parent Guarantor, as the case may be, defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Purchase Date;

(v)         that Holders electing to have a Note purchased pursuant to an Excess Proceeds Offer may elect to have Notes purchased in integral multiples of €1,000 only (provided that Notes of €100,000 or less may only be redeemed in whole and not in part);

(vi)        that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer through the facilities of the Depositary, to the account of the Issuer or the Parent Guarantor, as the case may be, or the Paying Agent specified in the notice at least one Business Day before the Purchase Date;

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(vii)       that Holders shall be entitled to withdraw their election if the Issuer, the Parent Guarantor, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)      that, if the aggregate principal amount of Notes and other Pari Passu Debt surrendered by Holders exceeds the Offer Amount, the Issuer or the Parent Guarantor, as the case may be, will select the Notes and other Pari Passu Debt to be purchased as provided in Section 4.09 (with such adjustments as may be deemed appropriate by the Issuer or the Parent Guarantor, as the case may be, so that only Notes in denominations of` €1,000, or integral multiples thereof, will be purchased (provided that Notes of €100,000 or less may only be redeemed in whole and not in part); and

(ix)         that Holders whose Definitive Registered Notes were purchased only in part shall be issued new Definitive Registered Notes equal in principal amount to the unpurchased portion of the Notes.

(e)          On or before the Purchase Date, the Issuer or the Parent Guarantor, as the case may be, shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Excess Proceeds Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.10. The Paying Agent shall promptly (but in any case not later than five days after the Purchase Date) deliver to each tendering Holder in the manner specified in the Notes an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer or the Parent Guarantor, as the case may be, for purchase. In connection with any purchase of Global Notes pursuant hereto, the Trustee shall endorse such Global Notes to reflect the decrease in principal amount of such Global Note resulting from such purchase. In connection with any partial purchase of Definitive Registered Notes, the Issuer shall promptly issue a new Definitive Registered Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver such new Definitive Registered Note to the tendering Holder, in a principal amount equal to any unpurchased portion of the Definitive Registered Note surrendered. Any Note tendered but not accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce and inform the Luxembourg Stock Exchange (for so long as the Notes (if any) are admitted to trading on the Euro MTF and listed on the Official List of the Luxembourg Stock Exchange) of the results of the Excess Proceeds Offer on the Purchase Date.

(f)          Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

ARTICLE 4
COVENANTS

Section 4.01         Payment of Notes.

No later than 10:00 a.m. (London time) on the Business Day prior to a payment date, the Issuer shall pay or cause to be paid the principal of, interest and premium and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, interest, premium, if any, and Additional Amounts, if any, shall be considered paid on the date due if the Paying Agent receives such payment by such time in the manner provided in the Notes. Principal, premium, if any, Additional Amounts, if any, and interest shall be considered paid on the date due if the Issuer holds, in an account with the Paying Agent, if other than the Issuer, the Parent Guarantor or a Subsidiary thereof, by 10:00 a.m. (London time) on the Business Day prior to the due date, money deposited or caused to be deposited by or on behalf of the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, Additional Amounts, if any, and interest then due.

Principal of, interest, premium, if any, and Additional Amounts, if any, on the Notes will be payable at the corporate trust office or agency of the Principal Paying Agent maintained in the City of London for such purposes and, for so long as any Notes are admitted to trading on the Euro MTF and listed on the Official List of the Luxembourg Stock Exchange, at the office of the Paying Agent appointed in Luxembourg. All payments on the Global Notes shall be made by transfer of immediately available funds to an account of the Holder of the Global Notes in accordance with instructions given by that Holder.

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Principal of, interest, premium, if any, and Additional Amounts, if any, on any Definitive Registered Notes will be payable at the corporate trust office or agency of any Paying Agent in any location required to be maintained for such purposes pursuant to Section 2.03. In addition, interest on Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the Register for such Definitive Registered Notes.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02         Maintenance of Office or Agency.

Subject to Section 5.01, the Issuer shall maintain the offices and agencies specified in Section 2.03. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee (the address of which is specified in Section 12.01).

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the City of London and Luxembourg for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the corporate trust office of the Trustee (the address of which is specified in Section 12.01) as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03         Provision of Information.

(a)          For so long as any Notes are outstanding, the Parent Guarantor will provide the Trustee with:

(i)          its annual financial statements and related notes thereto for the most recent two fiscal years prepared in accordance with Accounting Principles and including segment data, together with an audit report thereon, together with a discussion of the “Results of Operations” and “Liquidity and Capital Resources” for such fiscal years prepared in a manner substantially consistent with the “Operating and Financial Review and Prospects” required by Form 20-F under the Exchange Act (or any replacement or successor form) and a description of the business and business segments provided in a manner consistent with its annual report, a description of all material related party transactions, and a description of material financing arrangements, within 120 days of the end of each fiscal year, beginning with the fiscal year ended December 31, 2011; and

(ii)         quarterly financial information as of and for the period from the beginning of each year to the close of each quarterly period (other than the fourth quarter), together with comparable information for the corresponding period of the preceding year, and a summary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to the extent and in the form required under the Exchange Act providing a brief discussion of the results of operations for the period within 60 days following the end of the fiscal quarter, beginning with the fiscal quarter ended March 31, 2011.

(b)          In addition, so long as the Notes remain outstanding and during any period when the Issuer or any Guarantor is not subject to Section 13 or 15(d) of the Exchange Act other than by virtue of the exemption therefrom pursuant to Rule 12g3-2(b), the Issuer or such Guarantor, as applicable, will furnish to any holder or beneficial owner of Notes initially offered and sold in the United States of America to “qualified institutional buyers” as defined in Rule 144A under the Securities Act pursuant to such rule and any prospective purchaser in the United States of America designated by such holder or beneficial owner, upon request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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Section 4.04         Compliance Certificate.

(a)          The Parent Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year (without the need for any request by the Trustee), an Officer’s Certificate stating that a review of the activities of the Parent Guarantor and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Parent Guarantor has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Parent Guarantor is not (and has not been since the date of the last such certificate, or if none, since the Issue Date) in Default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Parent Guarantor is taking or proposes to take with respect thereto).

(b)          The Parent Guarantor shall, so long as any of the Notes are outstanding, deliver to the Trustee within 30 days upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Parent Guarantor is taking or proposes to take with respect thereto.

Section 4.05         Stay, Extension and Usury Laws.

Each of the Issuer and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuer and any Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.06         Limitation on Restricted Payments

(a)          The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each of which is a “Restricted Payment" and which are collectively referred to as “Restricted Payments"):

(i)          declare or pay any dividend on or make any distribution (whether made in cash, securities or other property) with respect to any of the Parent Guarantor’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Parent Guarantor or any Restricted Subsidiary) (other than dividends or distributions payable (i) to the Parent Guarantor or any Restricted Subsidiary or (ii) in Qualified Capital Stock of the Parent Guarantor);

(ii)         purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation), directly or indirectly, any shares of the Parent Guarantor’s Capital Stock or any Capital Stock of any direct or indirect parent company of the Parent Guarantor held by persons other than the Parent Guarantor or a Restricted Subsidiary or any options, warrants or other rights to acquire such shares of Capital Stock (but excluding any debt security (other than any debt security representing Subordinated Debt) that is convertible into, or exchangeable for, Capital Stock);

(iii)        make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt (excluding any intercompany debt between or among the Parent Guarantor or any of its Restricted Subsidiaries) except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase or other acquisition of Debt purchased in anticipation of satisfying a scheduled sinking fund obligation, principal installment or scheduled maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

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(iv)        make any Investment (other than any Permitted Investment) in any Person.

If any Restricted Payment described above is not made in cash, the amount of the proposed Restricted Payment will be the Fair Market Value of the asset to be transferred as of the date of transfer.

(b)          Notwithstanding paragraph (a) above, the Parent Guarantor or any Restricted Subsidiary may make a Restricted Payment if, at the time of and after giving pro forma effect to such proposed Restricted Payment:

(i)          no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii)         the Parent Guarantor could incur at least €1.00 of additional Debt under Section 4.08(a); and

(iii)        the aggregate amount of all Restricted Payments declared or made after the date of this Indenture (including Restricted Payments permitted by clauses (i), (vi) and (xi) of paragraph (c) of this Section 4.06, but excluding all other Restricted Payments described in paragraph (c) below) does not exceed the sum of (without duplication):

(A)         50% of aggregate Consolidated Adjusted Net Income on a cumulative basis during the period beginning on January 1, 2011 and ending on the last day of the Parent Guarantor’s most recently ended fiscal quarter for which financial statements are available at the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a negative number, minus 100% of such negative amount); plus

(B)         the aggregate net cash proceeds received by the Parent Guarantor on or after the date of this Indenture as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of the Parent Guarantor’s Qualified Capital Stock (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of the Parent Guarantor’s Qualified Capital Stock (except, in each case to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock as set forth in clause (ii) of paragraph (c) below) (excluding the net cash proceeds from the issuance of the Parent Guarantor’s Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Parent Guarantor or any Subsidiary until and to the extent such borrowing is repaid); plus

(C)         (x) the amount by which the Parent Guarantor’s Debt or Debt of any Restricted Subsidiary is reduced on the Parent Guarantor’s consolidated balance sheet after the date of this Indenture upon the conversion or exchange (other than by the Parent Guarantor or its Restricted Subsidiary) of such Debt into the Parent Guarantor’s Qualified Capital Stock, and (y) the aggregate net cash proceeds received after the date of this Indenture by the Parent Guarantor from the issuance or sale (other than to any Restricted Subsidiary) of Disqualified Capital Stock that has been converted into or exchanged for the Parent Guarantor’s Qualified Capital Stock, to the extent such Disqualified Capital Stock was originally sold for cash or Cash Equivalents, together with, in the case of both clauses (x) and (y), the aggregate net cash proceeds received by the Parent Guarantor at the time of such conversion or exchange (excluding the net cash proceeds from the issuance of the Parent Guarantor’s Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Parent Guarantor or any Restricted Subsidiary until and to the extent such borrowing is repaid); plus

(D)         (x) in the case of any Investment that is sold, disposed of or otherwise cancelled, liquidated or repaid, constituting a Restricted Payment made after the date of this Indenture, an amount equal to 100% of the aggregate amount received in cash and the Fair Market Value of the property and marketable securities received by the Parent Guarantor or any Restricted Subsidiary, and (y) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or is merged or consolidated into the Parent Guarantor or a Restricted Subsidiary or the assets are transferred to the Parent Guarantor or a Restricted Subsidiary (as long as the redesignation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Parent Guarantor’s interest in such Subsidiary as of the date of such redesignation or at the time of such merger, consolidation or transfer of assets; plus

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(E)         to the extent that any Investment constituting a Restricted Payment that was made after the Issue Date is made in an entity that subsequently becomes a Restricted Subsidiary, the Fair Market Value of such Investment of the Parent Guarantor and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary; plus

(F)         100% of any dividends or distributions received by the Parent Guarantor or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Adjusted Net Income of the Parent Guarantor for such period.

(c)          Notwithstanding paragraphs (a) and (b) above, the Parent Guarantor and any Restricted Subsidiary may take the following actions so long as (with respect to clauses (vi) and (xi) below) no Default or Event of Default has occurred and is continuing:

(i)          the payment of any dividend or the consummation of any redemption within 60 days after the date of the declaration of the dividend or the giving of the redemption notice, as the case may be, if at such date of declaration or notice, as the case may be, such dividend or redemption payment would have been permitted by the provisions of this covenant;

(ii)         the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary of the Parent Guarantor) of, shares of the Parent Guarantor’s Capital Stock, or from the substantially concurrent contribution of common equity capital to the Parent Guarantor; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.06(b)(iii)(B);

(iii)        the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt in exchange for, or out of the net cash proceeds of an incurrence of Permitted Refinancing Debt;

(iv)        the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

(v)         payments of cash, dividends, distributions, advances or other Restricted Payments by the Parent Guarantor or any of its Restricted Subsidiaries to allow the payment of cash in lieu of issuing fractional shares upon (i) the exercise of options or warrants or (ii) the exchange or conversion of Capital Stock of any such Person;

(vi)        following a Public Equity Offering of the Capital Stock of the Parent Guarantor, the declaration or payment of dividends or distributions, or the making of any cash payments, advances, loans or expense reimbursements on the common stock or common equity interests of the Parent Guarantor; provided that the aggregate amount of all such dividends or distributions under this clause shall not exceed in any fiscal year 6% of the net cash proceeds received from any Public Equity Offering or subsequent public offering consummated on or after October 1, 2010 or contributed to the capital of the Parent Guarantor in any form other than Debt;

(vii)       the payment of any Securitization Fees and purchases of Securitization Assets and related assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

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(viii)      (A) advances or loans to (x) any future, present or former officer, director, employee or consultant of the Parent Guarantor or a Restricted Subsidiary to pay for the purchase or other acquisition for value of Capital Stock of the Parent Guarantor or a Restricted Subsidiary, or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or other agreement or arrangement or (y) any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust or the trustees of any such plan or trust to pay for the purchase or other acquisition for value of Capital Stock of the Parent Guarantor or a Restricted Subsidiary and (B) the repurchase of Capital Stock of the Parent Guarantor or any Restricted Subsidiary to be used in connection with any management equity plan or stock option plan or any other management or employee benefit or incentive plan; provided that the total aggregate amount of Restricted Payments made under this clause (viii) does not exceed €15 million in the calendar year of 2011 and €10 million in any subsequent calendar year (with unused amounts in the calendar year of 2012 and any succeeding calendar year being carried over to succeeding calendar years);

(ix)         the repurchase, redemption or other acquisition or retirement for value of any Qualified Capital Stock of the Parent Guarantor held by any current or former officer, director, employee or consultant of the Parent Guarantor or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Qualified Capital Stock may not exceed €10 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds from the sale of Qualified Capital Stock of the Parent Guarantor or a Restricted Subsidiary received by the Parent Guarantor or a Restricted Subsidiary during such calendar year, in each case to members of management, directors or consultants of the Parent Guarantor or any of its Restricted Subsidiaries or any direct or indirect parent company of the Parent Guarantor to the extent the cash proceeds from the sale of Qualified Capital Stock have not otherwise been applied to the making of Restricted Payments pursuant to clause (iii)(B) of paragraph (b) of this Section 4.06 or clause (ii) of this paragraph (c);

(x)          the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Capital Stock (other than the Parent Guarantor or any Restricted Subsidiary) then entitled to participate in such dividends on no more than a pro rata basis; and

(xi)         any other Restricted Payment; provided that the total aggregate amount of Restricted Payments made under this clause (xi) since the Issue Date does not exceed €60 million.

Section 4.07         Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)          The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)          pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii)         pay any Debt owed to the Parent Guarantor or any other Restricted Subsidiary;

(iii)        make loans or advances to the Parent Guarantor or any other Restricted Subsidiary; or

(iv)        transfer any of its properties or assets to the Parent Guarantor or any other Restricted Subsidiary;

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to the Parent Guarantor or any Restricted Subsidiary to other Debt incurred by the Parent Guarantor or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

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(b)          The provisions of the covenant described in paragraph (a) above will not apply to encumbrances or restrictions existing under or by reason of:

(i)          the Notes (including Additional Notes), this Indenture, the Senior Credit Facilities and any security documents related thereto or by other indentures or agreements governing other Debt that the Parent Guarantor or any of its Restricted Subsidiaries incur ranking equally with the Notes; provided that the encumbrances or restrictions imposed by such other indentures or agreements are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those imposed by this Indenture (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor);

(ii)         any agreements with respect to Debt of the Parent Guarantor or any Restricted Subsidiary permitted to be incurred subsequent to the Issue Date pursuant to Section 4.08, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that such encumbrances or restrictions are not materially less favorable, taken as a whole, to the holders of the Notes than is customary in comparable financings (as determined in good faith by the board of directors or a member of senior management of the Parent Guarantor);

(iii)        any agreement in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date (as determined in good faith by the board of directors or a member of senior management of the Parent Guarantor);

(iv)        customary non-assignment and similar provisions in contracts, leases and licenses entered into in the ordinary course of business;

(v)         any agreement or other instrument of a Person (including its Subsidiaries), acquired by the Parent Guarantor or any Restricted Subsidiary in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (including its Subsidiaries);

(vi)        any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(vii)       Liens permitted to be incurred under Section 4.11 that limit the right of the debtor to dispose of the assets subject to such Liens;

(viii)      applicable law, rule, regulation or order or the terms of any governmental licenses, authorizations, concessions, franchises or permits;

(ix)         encumbrances or restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into the ordinary course of business;

(x)          customary limitations on the distribution or disposition of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with an Investment), which limitations are applicable only to the assets that are the subject of such agreements;

(xi)         purchase money obligations and mortgage financings for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iv) of paragraph (a) of this Section 4.07;

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(xii)        any Qualified Securitization Financing; and

(xiii)       any agreement that extends, renews, amends, modifies, restates, supplements, refunds, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) through (xii) or in this clause (xiii); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable, taken as a whole, to the holders of the Notes than those under or pursuant to the agreement so extended, renewed, amended, modified, restated, supplemented, refunded, refinanced or replaced (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor).

Section 4.08         Limitation on Debt

(a)          The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, create, issue, incur, assume, guarantee or in any manner become directly or indirectly liable with respect to or otherwise become responsible for, contingently or otherwise, the payment of (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Debt (including any Acquired Debt); provided that the Parent Guarantor, the Issuer and any other Restricted Subsidiary will be permitted to incur Debt (including Acquired Debt) if, after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Debt, taken as one period, would be greater than 2.0 to 1.0.

(b)          Section 4.08(a) will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(i)          the incurrence by the Issuer and the Guarantors of Debt represented by the Notes and the related Note Guarantees to be issued on the Issue Date;

(ii)         the incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt under Credit Facilities (including but not limited to in respect of letters of credit, banker’s acceptances or other forms of guarantees and assurances issued or created thereunder) in an aggregate principal amount not to exceed €590 million, plus, in the case of any renewal or refinancing of any Debt permitted under this clause (b) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums, defeasance costs and other costs and expenses incurred in connection with such renewal or refinancing;

(iii)        the incurrence by the Parent Guarantor or any Restricted Subsidiary of intercompany Debt between the Parent Guarantor and any Restricted Subsidiary or between or among Restricted Subsidiaries; provided that: (A) any disposition or transfer of any such Debt to a Person (other than a disposition or transfer to the Parent Guarantor or a Restricted Subsidiary) and (B) any subsequent issuance or transfer of any Capital Stock that results in any such Debt being held by a Person other than the Parent Guarantor or a Restricted Subsidiary, will, in each case, be deemed to be an incurrence of such Debt not permitted by this clause (iii);

(iv)        any Debt of the Parent Guarantor or any Restricted Subsidiary (other than Debt described in clauses (i) and (ii) of this paragraph) outstanding on the date of this Indenture after giving effect to the use of proceeds of the issuance of the Notes on the Issue Date;

(v)         guarantees of the Parent Guarantor’s Debt or Debt of any Restricted Subsidiary by the Parent Guarantor or any Restricted Subsidiary; provided that the Restricted Subsidiary complies, to the extent applicable, with Section 4.12;

(vi)        the incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt under Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements, in each case entered into not for speculative purposes (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor) (collectively, “Hedging Obligations");

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(vii)       the incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt in the form of customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(viii)      the incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations or other Debt incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Parent Guarantor or any of its Restricted Subsidiaries;

(ix)         the incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt in any Qualified Securitization Financing in an aggregate principal amount which, together with all other Debt in respect of any Qualified Securitization Financing outstanding on the date of such incurrence (other than Debt permitted by paragraph (1) or clause (c) of this paragraph (2)), does not exceed 85% of the sum of (x) the total amount of accounts receivable shown on the Parent Guarantor’s most recent consolidated quarterly balance sheet, plus (y) without duplication, the total amount of accounts receivable already subject to a Qualified Securitization Financing;

(x)          the incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within 30 Business Days of incurrence, (ii) bankers’ acceptances, performance, surety, judgment, appeal or similar bonds, instruments or obligations, (iii) completion guarantees or performance or appeal bonds provided or letters of credit obtained by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business, (iv) VAT or other tax guarantees in the ordinary course of business, (v) the financing of insurance premiums in the ordinary course of business and (vi) any customary cash management, cash pooling or netting or setting off arrangements;

(xi)         Debt of any Person incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of the Parent Guarantor or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Parent Guarantor or any Restricted Subsidiary (other than Debt incurred (y) to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Parent Guarantor or a Restricted Subsidiary or (z) otherwise in connection with or contemplation of such acquisition); provided, however, with respect to this clause (xi), that at the time of such acquisition or other transaction pursuant to which such Debt is deemed to be incurred, (A) the Parent Guarantor could incur at least €1.00 of additional Debt under paragraph (a) of this Section 4.08, after giving pro forma effect to such acquisition or other transaction or (B) the Consolidated Fixed Charge Coverage Ratio would not be less than it was immediately prior to giving effect to such acquisition or other transaction;

(xii)        the incurrence by the Parent Guarantor or any Restricted Subsidiary of Permitted Refinancing Debt incurred to renew, refund, replace, refinance, defease or discharge Debt incurred by it pursuant to, or described in, paragraph (a) and clauses (i), (iv), (viii) and (xi) of this paragraph (b) and this clause (xii), as the case may be; and

(xiii)       the incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt (other than and in addition to Debt permitted under clauses (i) through (xii) above) in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Debt incurred to renew, refund, replace, refinance, defease or discharge any Debt incurred pursuant to this clause (xiii), not to exceed €75 million.

(c)          Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the obligation to pay commitment fees, the reclassification of preferred stock as Debt due to a change in accounting principles and the payment of interest or dividends in the form of additional Debt or in the form of additional shares of the same class will not be deemed to be an incurrence of Debt for purposes of this covenant.

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(d)          For purposes of determining compliance with any restriction on the incurrence of Debt in euro where Debt is denominated in a different currency, the euro-equivalent principal amount of such Debt will be calculated based on the relevant currency exchange rate in effect on the date such Debt was incurred, in the case of term debt, or first committed, in the case of Debt incurred under a revolving credit facility; provided that (i) if any such Debt denominated in a different currency is subject to a Currency Agreement (with respect to euro) covering principal amounts payable on such Debt, the amount of such Debt expressed in euro will be adjusted to take into account the effect of such agreement. The principal amount of any Permitted Refinancing Debt incurred in the same currency as the Debt being refinanced will be the euro-equivalent of the Debt refinanced determined on the date such Debt being refinanced was initially incurred, except to the extent that such euro equivalent was determined based on a Currency Agreement (with respect to euro), in which case the amount of such Permitted Refinancing Debt will be adjusted to take into account the effect of such agreement. Notwithstanding any other provision of this covenant, for purposes of determining compliance with this Section 4.08, increases in Debt solely due to fluctuations in the exchange rates of currencies or currency values will not be deemed to exceed the maximum amount that the Parent Guarantor or a Restricted Subsidiary may incur under this Section 4.08.

(e)          For purposes of determining any particular amount of Debt under this Section 4.08:

(i)          obligations with respect to letters of credit, guarantees or Liens, in each case supporting Debt otherwise included in the determination of such particular amount will not be included; and

(ii)         any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.11 will not be treated as Debt.

(f)          The amount of any Debt outstanding as of any date will be:

(i)          in the case of any Debt issued with original issue discount, the amount of the liability in respect thereof determined in accordance with Accounting Principles;

(ii)         the principal amount of the Debt, in the case of any other Debt; and

(iii)        in respect of Debt of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)         the Fair Market Value of such assets at the date of determination; and

(B)         the amount of the Debt of the other Person.

(g)          If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Debt of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Parent Guarantor as of such date (and, if such Debt is not permitted to be incurred as of such date under this Section 4.08, the Restricted Subsidiary shall be in Default of this covenant).

(h)          In the event that an item of Debt meets the criteria of more than one of the types of Debt described in Section 4.08(a) or (b), the Parent Guarantor, in its sole discretion, shall classify items of Debt and shall only be required to include the amount and type of such Debt in one of such clauses and the Parent Guarantor shall be entitled to divide and classify an item of Debt in more than one of the types of Debt described in Section 4.08(a) or (b), and may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in Section 4.08(a) or (b) at any time. Any Debt under the New Senior Facilities Agreement must be incurred under paragraph b(ii) of this covenant; provided that if at the time of incurrence the amount of any such Debt would exceed the amount available for incurrence under paragraph b(ii) of this covenant, the Parent Guarantor may, in its sole discretion, incur such Debt under paragraph (a) or any other clause of paragraph (b) of this covenant. Any Debt incurred under paragraph b(ii) of this covenant may not be reclassified as incurred under paragraph (a) of this covenant.

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Section 4.09         Limitation on Sale of Certain Assets.

(a)          The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(i)          the consideration the Parent Guarantor or such Restricted Subsidiary receives for such Asset Sale is not less than the Fair Market Value of the assets sold or Capital Stock issued or sold or otherwise disposed of; and

(ii)         at least 75% of the consideration the Parent Guarantor or such Restricted Subsidiary receives in respect of such Asset Sale consists of (A) cash; (B) Cash Equivalents; (C) any securities, notes or other obligations received by the Parent Guarantor or any such Restricted Subsidiary from such transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion; (D) any liabilities, as recorded on the balance sheet of the Parent Guarantor or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees), that are assumed by the transferee of any such assets and as a result of which the Parent Guarantor and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities; (E) Debt of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent Guarantor and each other Restricted Subsidiary are released from any Note Guarantee of such Debt in connection with such Asset Sale; (F) any Capital Stock or assets of the kind referred to in clauses (b)(v) or (vi) of the next paragraph of this covenant; or (G) a combination of the consideration specified in clauses (A) to (F).

(b)          If the Parent Guarantor or any Restricted Subsidiary consummates an Asset Sale, the Net Cash Proceeds from such Asset Sale, within 365 days after the consummation of such Asset Sale, may be used or committed in a binding commitment to be used (provided that such Net Cash Proceeds are actually used within the later of 365 days from the consummation of the Asset Sale or 180 days from the date of such binding commitment) by the Parent Guarantor or any Restricted Subsidiary at the option of the Parent Guarantor or such Restricted Subsidiary:

(i)          to purchase the Notes pursuant to an offer to all holders of Notes at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon and Additional Amounts, if any, to (but not including) the date of purchase (a “Notes Offer");

(ii)         to purchase, or permanently prepay or redeem or repay, any Debt of a Restricted Subsidiary other than the Issuer or any Subsidiary Guarantor (and to effect a corresponding commitment reduction if such Debt is revolving credit borrowings);

(iii)        to purchase, or permanently prepay or redeem or repay, any Pari Passu Debt so long as the Parent Guarantor or such Restricted Subsidiary makes an offer on a pro rata basis to all holders of Notes at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon and Additional Amounts, if any, to (but not including) the date of purchase;

(iv)        to purchase, or permanently prepay or redeem or repay, any Debt that is secured by a Lien on any of the property or assets, whether owned at or acquired after the Issue Date, of the Parent Guarantor or any Restricted Subsidiary (and to effect a corresponding commitment reduction if such Debt is revolving credit borrowings);

(v)         to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary;

(vi)        to make a capital expenditure;

(vii)       to acquire other assets (other than Capital Stock) that are used or useful in a Permitted Business; or

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(viii)      any combination of the foregoing.

(c)          Pending the final application of any Net Cash Proceeds (including cash or Cash Equivalents received from the conversion of any securities, notes or other obligations), the Parent Guarantor (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Indenture.

(d)          Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 4.09(b) will constitute “Excess Proceeds." The Parent Guarantor may also at any time, and the Parent Guarantor will (or will cause the Issuer to) within ten Business Days after the aggregate amount of Excess Proceeds exceeds €30 million, make an offer to purchase (an “Excess Proceeds Offer") from all holders of Notes and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in this Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a multiple of €1,000) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds (plus in each case all accrued interest on the Debt and the amount of all fees and expenses, including premiums, incurred in connection therewith). The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase and Additional Amounts, if any, to the date of purchase, prepayment or redemption.

To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Parent Guarantor may use the amount of such Excess Proceeds not used to purchase Notes and Pari Passu Debt for general corporate purposes that are not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased will be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder) or in the manner described in Section 3.02. For the purposes of calculating the principal amount of any such Debt not denominated in euro, the euro-equivalent principal amount of such Debt shall be calculated based on the relevant currency exchange rate in effect as of the Business Day immediately prior to the date on which the Excess Proceeds Offer is announced. To the extent that any portion of the Net Cash Proceeds payable in respect of the Notes is denominated in a currency other than euro, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in euro that is actually received by the Parent Guarantor upon converting such portion of the Net Cash Proceeds into euro. Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

(e)          If the Parent Guarantor is obligated to make an Excess Proceeds Offer, the Parent Guarantor will purchase the Notes and Pari Passu Debt, at the option of the holders thereof, in whole or in part in integral multiples of €1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Excess Proceeds Offer is given to such holders, or such later date as may be required under the Exchange Act; provided that no Note of less than €100,000 remains outstanding thereafter.

(f)          If the Parent Guarantor is required to make an Excess Proceeds Offer, the Parent Guarantor will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Parent Guarantor will comply with such securities laws and regulations and will not be deemed to have breached its obligations described in this Section 4.09 by virtue thereof.

Section 4.10         Limitation on Transactions with Affiliates.

(a)          The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service), with, or for the benefit of, any Affiliate of the Parent Guarantor or any Restricted Subsidiary’s Affiliate involving aggregate payments or consideration in excess of €5 million unless:

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(i)          such transaction or series of transactions is on terms that, taken as a whole, are not materially less favorable to the Parent Guarantor or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable arm’s length transaction with third parties that are not Affiliates (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor);

(ii)         with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or provision of services, in each case having a value greater than €20 million, the Parent Guarantor will deliver a resolution of its Board of Directors (set out in an Officer’s Certificate to the Trustee) certifying that such transaction complies with clause (i) above and that the fairness of such transaction has been approved by a majority of the Disinterested Directors (or in the event there is only one Disinterested Director, by such Disinterested Director) of the Parent Guarantor’s Board of Directors; and

(iii)        in the case that there are no Disinterested Directors or with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or the provision of services, in each case having a value greater than €75 million, the Parent Guarantor will obtain a written opinion of an accounting, appraisal, investment banking or advisory firm of international standing, or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, stating that the transaction or series of transactions is (A) fair to the Parent Guarantor or such Restricted Subsidiary from a financial point of view taking into account all relevant circumstances or (B) on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate.

(b)          Notwithstanding the foregoing, the restrictions set forth in paragraph (a) of this Section 4.10 will not apply to:

(i)          customary directors’ fees, indemnification and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consulting fees, employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor);

(ii)         any employment agreement, collective bargaining agreement, consultant, employee benefit arrangements with any employee, consultant, officer or director of the Parent Guarantor or any Restricted Subsidiary, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business;

(iii)        any Restricted Payments not prohibited by Section 4.06 and Permitted Investments;

(iv)        transactions pursuant to, or contemplated by any agreement or arrangement in effect on the Issue Date and transactions pursuant to any amendment, modification, supplement or extension thereto; provided that any such amendment, modification, supplement or extension to the terms thereof is not materially more disadvantageous to the holders of the Notes than the original agreement or arrangement as in effect on the Issue Date (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor);

(v)         transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person;

(vi)        transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Parent Guarantor or the Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person, in each case, as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor;

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(vii)       the payment of reasonable fees and indemnities to employees, officers and directors of the Parent Guarantor and its Restricted Subsidiaries in the ordinary course of business;

(viii)      Management Advances;

(ix)         any transaction effected as part of or in connection with a Qualified Securitization Financing;

(x)          transactions between or among the Parent Guarantor and the Restricted Subsidiaries or between or among Restricted Subsidiaries; and

(xi)         issuances or sales of Qualified Capital Stock of the Parent Guarantor.

Section 4.11         Limitation on Liens.

The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (except for Permitted Liens) securing Debt upon any of their property or assets, whether owned at or acquired after the Issue Date unless:

(a)           in the case of any Lien securing Subordinated Debt, the Issuer’s obligations in respect of the Notes (or, in the case of Liens securing Subordinated Debt of a Guarantor, the Note Guarantee of such Guarantor) are directly secured by a Lien on such property, assets or proceeds that is senior in priority to the Lien securing the Subordinated Debt until such time as the Subordinated Debt is no longer secured by a Lien; and

(b)           in the case of any other Lien, the Issuer’s obligations in respect of the Notes (or, in the case of Liens securing Debt (other than Subordinated Debt) of a Guarantor, the Note Guarantee of such Guarantor), and all other amounts due under this Indenture are equally and ratably secured with the obligation or liability secured by such Lien until such time as such obligations are no longer secured by a Lien.

Section 4.12         Limitation on Guarantees of Debt by Restricted Subsidiaries.

(a)          The Parent Guarantor shall not permit any Restricted Subsidiary that is not the Issuer or a Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of (i) any Debt of the Parent Guarantor or any other Restricted Subsidiary under any Credit Facilities incurred pursuant to Section 4.08(b)(ii) or (ii) any Public Debt of the Issuer or any Guarantor (other than the Notes), unless:

(A)         such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Note Guarantee of payment of the Notes by such Restricted Subsidiary on the same terms as the guarantee of such Debt; and

(B)         with respect to any guarantee of Subordinated Debt by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary’s Note Guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes.

This paragraph (a) will not be applicable to any guarantees of any Restricted Subsidiary:

(1)         that existed at the time such Person became a Restricted Subsidiary if the guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(2)         arising solely due to the granting of a Permitted Lien that would not otherwise constitute a guarantee of Debt of the Parent Guarantor; or

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(3)         given to a bank or trust company having combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating, at the time such guarantee was given, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for the Parent Guarantor’s benefit or that of any Restricted Subsidiary.

In addition, notwithstanding anything to the contrary herein:

(1)         no Note Guarantee shall be required if such Note Guarantee could reasonably be expected to give rise to or result in (A) personal liability for the officers, directors or shareholders of such Restricted Subsidiary, (B) any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Parent Guarantor or such Restricted Subsidiary or (C) any significant cost, expense, liability or obligation (including with respect of any Taxes) other than reasonable out of pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (B) undertaken in connection with, such Note Guarantee, which cannot be avoided through measures reasonably available to the Parent Guarantor or the Restricted Subsidiary; and

(2)         each such Note Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

(b)          A Subsidiary Guarantor’s Note Guarantee (and the Note Guarantee, if any, of any Subsidiary of such Subsidiary Guarantor) will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(i)          upon any sale or disposition of (A) Capital Stock of a Subsidiary Guarantor (or any parent entity thereof) following which such Subsidiary Guarantor is no longer a Restricted Subsidiary or (B) all or substantially all the properties and assets of a Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Parent Guarantor or a Restricted Subsidiary and that does not violate Section 4.09;

(ii)         upon the designation of such Subsidiary Guarantor (or any parent entity thereof) as an Unrestricted Subsidiary;

(iii)        such Subsidiary Guarantor is unconditionally released and discharged from its liability with respect to any and all (A) guarantees or liabilities (other than the Note Guarantee) in respect of any Debt of the Parent Guarantor or any other Restricted Subsidiary under any Credit Facilities incurred pursuant to Section 4.08(b)(ii) and (ii) Public Debt of the Issuer or any other Guarantor (other than the Notes); provided that for purposes of this clause (iii) a release and discharge from a liability shall be deemed to have occurred if the only outstanding condition for the release and discharge of such liability is that the Note Guarantee of such Subsidiary Guarantor is released;

(iv)        legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture as provided below under Article 8; and

(v)         upon repayment of the Notes.

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Section 4.13         Repurchase of Notes upon Change of Control.

(a)          If a Change of Control occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to €100,000 or in integral multiples of €1,000 in excess thereof) of such holder’s Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Date”), subject to the rights of holders of record on relevant regular record dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date. Unless the Issuer has unconditionally exercised its right to redeem all the Notes in accordance with this Indenture and all conditions to such redemption have been satisfied or waived, within 30 days following the date that the Parent Guarantor or any officer, director or manager of the Parent Guarantor becomes aware of any Change of Control, the Issuer shall deliver a notice to each holder of the Notes in accordance with the procedures described in Section 3.03 and Section 12.01, stating that a Change of Control Offer is being made and offering to repurchase Notes on the Change of Control Purchase Date. Such notice shall also state:

(i)          that a Change of Control has occurred, the date it occurred and offering to purchase the Notes on the date specified in the notice;

(ii)         the circumstances and relevant facts regarding such Change of Control;

(iii)        the Change of Control Purchase Price and the Change of Control Purchase Date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act and any applicable securities laws or regulations;

(iv)        that any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date unless the Change of Control Purchase Price is not paid;

(v)         that any Note (or part thereof) not tendered will continue to accrue interest; and

(vi)        any other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

The Issuer shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of such conflict.

(b)          On the Change of Control Purchase Date, the Issuer will, to the extent lawful:

(i)          accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)         deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered; and

(iii)        deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(c)          The Paying Agent will promptly mail (or cause to be delivered) to each holder of Notes properly tendered the Change of Control Payment for such Notes. The Trustee (or the Authentication Agent appointed by it) will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new Note or Notes equal in principal amount to any unpurchased portion of Notes surrendered, if any, to the holder of Notes in global form or to each holder of certificated Notes; provided that each new Note will be in a principal amount of €100,000 or in integral multiples of €1,000 in excess thereof. The Issuer will publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

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(d)          The provisions of this Section 4.13 that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, this Indenture does not permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction, if such transaction is not a transaction defined as a Change of Control.

(e)          The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer, or (2) a notice of redemption has been given pursuant to this Indenture as described in Section 3.07, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f)          The provisions under this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the consent of the Holders of a majority in principal amount of the Notes prior to the occurrence of the Change of Control.

(g)          If and for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF and the rules of the Luxembourg Stock Exchange so require, the Issuer shall publish notices relating to the Change of Control Offer in a leading newspaper of general circulation in Luxembourg or, to the extent and in the manner permitted by such rules, post such notices on the official website of the Luxembourg Stock Exchange at www.bourse.lu.

Section 4.14         Designation of Restricted and Unrestricted Subsidiaries.

(a)          The Board of Directors of the Parent Guarantor may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent Guarantor and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.06 or under one or more clauses of the definition of Permitted Investments, as determined by the Parent Guarantor. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Parent Guarantor may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b)          Any designation of a Subsidiary of the Parent Guarantor as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Parent Guarantor giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.06. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent Guarantor as of such date and, if such Debt is not permitted to be incurred as of such date under Section 4.08, the Parent Guarantor will be in default of such covenant. The Board of Directors of the Parent Guarantor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of any outstanding Debt of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Debt is permitted under Section 4.08, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

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Section 4.15         Payments for Consent.

The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms of the provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Parent Guarantor and its Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude holders of Notes in any jurisdiction where (A)(i) the solicitation of such consent, waiver or amendment, including in connection with an offer to purchase for cash, or (ii) the payment of the consideration therefor would require the Parent Guarantor or any of its Restricted Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws (including, but not limited to, the U.S. federal or state securities laws and the laws of the European Union or its members states), which the Parent Guarantor in its sole discretion determines (acting in good faith) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction) or (B) such solicitation would otherwise not be permitted under applicable law in such jurisdiction.

Section 4.16         Additional Amounts.

(a)          All payments by or on behalf of the Issuer under or with respect to the Notes or the Guarantors make under or with respect to the Note Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied on such payments by or on behalf of any jurisdiction in which the Issuer or any Guarantor is incorporated or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or by or within any political subdivision or governmental authority of or in any of the foregoing having power to tax (each, a “Relevant Taxing Jurisdiction”), unless the Issuer or such Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If any amount for or on account of Taxes imposed or levied on behalf of a Relevant Taxing Jurisdiction is required to be withheld or deducted from any payment made by or on behalf of the Issuer or the Guarantors under or with respect to the Notes or any Note Guarantee, the Issuer or the Guarantor, as the case may be, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each holder of the Notes after such withholding or deduction (including any withholding or deduction in respect of any Additional Amounts) will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted.

Notwithstanding the foregoing, neither the Issuer nor any Guarantor will, however, pay Additional Amounts in respect or on account of:

(i)          any Taxes, to the extent such Taxes are imposed or levied by a Relevant Taxing Jurisdiction by reason of the holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction, including, without limitation, the holder or beneficial owner being, or having been, a citizen, national, or resident, being, or having been, engaged in a trade or business, being, or having been, physically present in or having or having had a permanent establishment in a Relevant Taxing Jurisdiction (but not including, in each case, any connection arising from the mere receipt, ownership, holding or disposition of Notes, or by reason of the receipt of any payments in respect of any Note or any Note Guarantee, or the exercise or enforcement of rights under any Notes or any Note Guarantee);

(ii)         any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the holder or beneficial owner of Notes, following the Issuer’s or Guarantor’s written request addressed to the holder or beneficial owner with reasonable prior notice (and, in any event, at least 60 days before the relevant deduction or withholding would be made), to comply with any certification, identification, information or other reporting requirements (to the extent such holder or beneficial owner is legally eligible to do so), whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner, as appropriate, is not resident in the Relevant Taxing Jurisdiction);

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(iii)        any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv)        any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Note Guarantee;

(v)         any Tax imposed on or with respect to any payment by the Issuer or Guarantor to the holder if such holder is a fiduciary, partnership or any other person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such Note;

(vi)        any Tax that is imposed on or with respect to a payment made to a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another paying agent in a member state of the European Union;

(vii)       any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required in order to receive payment) more than 30 days after the relevant payment is first made available to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(viii)      any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any Directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such Directive; or

(ix)         any combination of items (i) through (viii) above.

The Issuer or the relevant Guarantors, as the case may be, will (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

(b)          In addition, the Issuer or the Guarantors (as the case may be) will pay any present or future stamp, issue, registration, court, documentary, excise or property taxes or other similar taxes, charges and duties, including without limitation, interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, delivery or registration of the Notes, any Note Guarantee, this Indenture or any other document or instrument referred to thereunder, or the receipt of any payments with respect thereto (other than on or in connection with a transfer of the Notes other than the initial resale by the Initial Purchasers).

(c)          At least 30 calendar days prior to each date on which any payment under or with respect to the Notes or any Note Guarantee is due and payable, if the Issuer or a Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 45th day prior to the date on which payment under or with respect to the Notes or any Note Guarantee is due and payable, in which case it will be promptly thereafter), the Issuer or the relevant Guarantor (as the case may be) will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Issuer or the relevant Guarantor (as the case may be) will promptly publish a notice in accordance with the provisions set forth in Sections 3.03 and 12.01 stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(d)          Upon written request, the Issuer or a Guarantor (as the case may be) will make reasonable efforts to furnish to the Trustee within a reasonable time certified copies of tax receipts evidencing the payment by the Issuer or such Guarantor (as the case may be) of any Taxes imposed or levied by a Relevant Taxing Jurisdiction, in accordance with the procedures described in Sections 3.03 and 12.01, in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Issuer or such Guarantor. If, notwithstanding the efforts of the Issuer or Guarantor to obtain such receipts, the same are not obtainable, the Issuer or such Guarantor will provide the Trustee with other evidence reasonably satisfactory to the Trustee of such payments by the Issuer or Guarantor.

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(e)          Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note (including payments thereof made pursuant to a Note Guarantee), such reference includes the payment of Additional Amounts, if applicable.

(f)          The preceding provisions will survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor person to the Issuer or any Guarantor is incorporated or otherwise resident for tax purposes or any jurisdiction from or through which such person makes any payment on the Note (or any Note Guarantee) and any political subdivision or taxing authority or agency thereof or therein.

Section 4.17         Suspension of Certain Covenants When Notes Rated Investment Grade.

If on any date following the Issue Date, the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing under this Indenture (a “Suspension Event”), beginning on the day of the Suspension Event and continuing until such time (the “Suspension Period”), if any, at which the such Notes cease to have Investment Grade Status (the “Reversion Date”), Sections 4.06 through 4.10, Section 4.12, Section 4.14 and clause (iii) of Section 5.01(a) will not apply to the Notes and any related default provisions of this Indenture will cease to be effective and will not be applicable to the Parent Guarantor and its Restricted Subsidiaries.

Such covenants and any related default provisions will again apply according to their terms on and after the Reversion Date. Such covenants will not, however, be of any effect with regard to actions of the Parent Guarantor or the Restricted Subsidiaries properly taken during the Suspension Period, and Section 4.06 will be interpreted as if it had been in effect since the date of this Indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made during the Suspension Period. On the Reversion Date, all Debt incurred during the continuance of the Suspension Period will be classified as having been incurred pursuant to clause (iv) of Section 4.08(b). Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero.

ARTICLE 5
SUCCESSORS

Section 5.01         Consolidation, Merger and Sale of Assets.

(a)          Neither the Parent Guarantor nor the Issuer shall, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Parent Guarantor or the Issuer, as applicable, is the surviving entity), or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets (which, in case of the Parent Guarantor, shall mean all or substantially all of the properties and assets of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole) in one or more related transactions, to another Person, unless:

(i)          at the time of, and immediately after giving effect to, any such transaction or series of transactions, either (A) the Parent Guarantor or the Issuer (as applicable) will be the surviving entity or (B) the Person (if other than the Parent Guarantor or the Issuer, as applicable) formed by or surviving any such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets has been made (the “Surviving Entity”):

(x)          will be a corporation duly incorporated and validly existing under the laws of any member state of the European Union as in effect on December 31, 2003, Switzerland, Canada, the United States of America, any state thereof or the District of Columbia; and

(y)          will expressly assume, by a supplemental indenture in form satisfactory to the Trustee, the Parent Guarantor’s or the Issuer’s, as applicable, obligations under the Notes and this Indenture;

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(ii)         immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default will have occurred and be continuing;

(iii)        the Parent Guarantor, the Issuer or the Surviving Entity, as applicable, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least €1.00 of additional Debt pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.08(a) or (ii) have a Consolidated Fixed Charge Coverage Ratio not less than it was immediately prior to giving effect to such transaction; and

(iv)        the Parent Guarantor, the Issuer or the Surviving Entity, as applicable, will have delivered to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this covenant; provided that in such opinion of counsel any such counsel may rely on an Officers’ Certificate as to matters of fact (including as to compliance with the foregoing clauses (ii) and (iii)).

(b)          In addition, the Parent Guarantor will not, directly or indirectly, lease all or substantially all of the properties and assets of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, in one or more transactions, to any other Person.

(c)          Nothing in this Indenture will prevent and this Section 5.01 will not apply to (i) any Restricted Subsidiary (other than the Issuer) from consolidating with, merging into or transferring all or substantially all of its properties and assets to the Parent Guarantor or any other Restricted Subsidiary or (ii) the Issuer from consolidating with, merging into or transferring all or substantially all of its properties and assets to the Parent Guarantor.

Section 5.02         Successor Corporation Substituted.

Upon any consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer or the Parent Guarantor, in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or the Parent Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” or the “Parent Guarantor”, as applicable, shall refer instead to the successor Person and not to the Issuer or the Parent Guarantor, as applicable), and may exercise every right and power of the predecessor Issuer or Parent Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer or Parent Guarantor, as applicable, herein and the predecessor Issuer or Parent Guarantor, as applicable, shall be discharged from all obligations under the Notes, the Note Guarantees, this Indenture and any supplemental indenture, as applicable; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, conveyance, transfer or lease of all of the assets of or a consolidation or merger of the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01         Events of Default.

Each of the following events constitutes an “Event of Default” under this Indenture:

(i)          default for 30 days in the payment when due of any interest or any Additional Amounts on any Note;

(ii)         default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon redemption or otherwise);

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(iii)        failure by the Parent Guarantor or the Issuer to comply with Section 5.01;

(iv)        failure by the Parent Guarantor or the Issuer for 30 days, after written notice to the Parent Guarantor from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, to consummate a Change of Control Offer in accordance with Section 4.13

(v)         failure by the Parent Guarantor or the Issuer for 60 days, after written notice to the Parent Guarantor from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, to comply with any covenant or agreement that is contained in this Indenture or the Notes (other than a covenant or agreement which is specifically dealt with in clauses (i), (ii), (iii) or (iv));

(vi)        default under the terms of any instrument evidencing or securing the Debt of the Parent Guarantor or any Restricted Subsidiary, if that default: (x) results in the acceleration of the payment of such Debt prior to its express maturity or (y) is caused by a failure to pay principal of such Debt at final maturity thereof after giving effect to any applicable grace periods and other than by regularly scheduled required prepayment, and such failure to make any payment has not been waived or the maturity of such Debt has not been extended (a “Payment Default”), and in either case the total amount of such Debt unpaid or accelerated exceeds €25.0 million;

(vii)       any Note Guarantee ceases to be, or shall be asserted in writing by any Guarantor, or any Person acting on behalf of any Guarantor, not to be in full force and effect or enforceable in accordance with its terms (other than as provided for in this Indenture or any Note Guarantee);

(viii)      failure by the Parent Guarantor or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary to pay final judgments, orders or decrees (not subject to appeal) entered by a court or courts of competent jurisdiction aggregating in excess of €25.0 million (exclusive of any amounts that an insurance company has acknowledged liability for), which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment, order or decree (by reason of pending appeal, waiver or otherwise) shall not have been in effect;

(ix)         the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)         commences a voluntary case;

(B)         consents to the entry of an order for relief against it in an involuntary case;

(C)         consents to the appointment of a custodian of it or for all or substantially all of its property;

(D)         makes a general assignment for the benefit of its creditors; or

(E)         admits in writing its inability to pay its debts generally as they become due; and

(x)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)         appoints a custodian or administrator of the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

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(C)         orders the liquidation of the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02         Acceleration.

(a)          If an Event of Default specified in clauses (ix) and (x) of Section 6.01 occurs and is continuing, then the principal of, premium, if any, and Additional Amounts and accrued and unpaid interest on all the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

(b)          If an Event of Default (other than as specified in clause (ix) and (x) of Section 6.01 above) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Parent Guarantor (and to the Trustee if such notice is given by the holders) may, and the Trustee, upon the written request of such holders, shall, declare the principal of, premium, if any, and any Additional Amounts and accrued interest on all the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes will become immediately due and payable.

(c)          At any time after a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Parent Guarantor and the Trustee, may rescind such declaration and its consequences if:

(i)          the Parent Guarantor has paid or deposited with the Trustee a sum sufficient to pay:

(A)         all overdue interest and Additional Amounts on all Notes then outstanding;

(B)         all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes;

(C)         to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes; and

(D)         all sums paid or advanced by the Trustee under this Indenture and the properly incurred compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii)         the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii)        all Events of Default, other than the non-payment of amounts of principal of, premium, if any, and any Additional Amounts and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.03         Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, interest, premium, if any, and Additional Amounts, if any, on the Notes or to enforce the performance of any provision of this Indenture.

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The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04         Waiver of Past Defaults.

The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past defaults under this Indenture, except a continuing default in the payment of the principal of, premium, if any, and Additional Amounts or interest on any Note held by a non-consenting holder (which may only be waived with the consent of holders of Notes holding 90% of the aggregate principal amount of the Notes outstanding under this Indenture).

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Prior to taking any action hereunder, the Trustee shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

Section 6.05         Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other holders of Notes or that may involve the Trustee in personal liability.

Section 6.06         Limitation on Suits.

Subject to the provisions of this Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any holders of Notes unless such holders have made a written request and offered to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense. Except (subject to Article 9) to enforce the right to receive payment of principal, premium, if any, or interest or Additional Amounts when due, no holder of any of the Notes has any right to institute any proceedings with respect to this Indenture or any remedy thereunder, unless (i) the holders of at least 25% in aggregate principal amount of the outstanding Notes have made a written request to, and offered indemnity and/or security satisfactory to, the Trustee to institute such proceeding as trustee under the Notes and this Indenture, (ii) the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and indemnity or security and (iii) the Trustee within such 60-day period has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, and Additional Amounts or interest on such Note on or after the respective due dates expressed in such Note.

A holder of a Note may not use this Indenture to prejudice the rights of another holder of a Note or to obtain a preference or priority over another holder of a Note.

Section 6.07         Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any holder of a Note to receive payment of principal of, interest, premium, if any, and Additional Amounts, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring proceedings for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of holders of not less than 90% of the then outstanding aggregate principal amount of the Notes.

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Section 6.08         Collection Suit by Trustee.

If an Event of Default specified in Section 6.01 occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, interest and premium then owing, Additional Amounts, if any, on the Notes and interest on overdue principal and, to the extent lawful, Additional Amounts, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09         Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer, a Guarantor or any other obligor upon the Notes, their creditors or property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10         Priorities.

All moneys received by the Trustee under this Indenture shall be held by the Trustee in trust to apply them (subject to any legal privilege (if any) pursuant to any applicable Bankruptcy Law or any other applicable law):

First: to the Trustee, its agents and attorneys for amounts due under Section 7.06, including payment of all compensation, expense and liabilities incurred, and all advances, if any, made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes, on the principal of, or premium, interest and Additional Amounts, if any, on the Notes, pari passu and ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes, on the principal of, premium, interest and Additional Amounts, if any, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11         Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 5% in principal amount of the then outstanding Notes.

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Section 6.12         Agents

The Trustee shall be entitled to require all Agents to act under its direction following the occurrence and continuance of a Default or Event of Default.

ARTICLE 7
TRUSTEE

Section 7.01         Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Notwithstanding the foregoing, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any holder of the Notes or that would involve the Trustee in personal liability.

(b)          Except during the continuance of an Event of Default:

(i)          the duties of the Trustee and the Agents shall be determined solely by the express provisions of this Indenture and the Trustee and the Agents need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee and the Agents; and

(ii)         in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)          The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)          this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)         the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)        the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01 and Section 7.02.

(e)          Notwithstanding any provision to the contrary, no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and/or indemnity satisfactory to it against any loss, liability or expense.

(f)          Neither the Trustee nor any of the Agents shall be liable for interest on any money received by it or to make any investments except as the Trustee or any Agent may agree in writing with the Parent Guarantor. Money held in trust by the Trustee or any Agent need not be segregated from other funds except to the extent required by law.

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(g)          The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Responsible Officer assigned to and working in the Trustee’s corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee (attention: The Managing Director) and such notice clearly references the Notes, the Issuer or this Indenture.

Section 7.02         Rights of Trustee.

(a)          The Trustee may conclusively rely upon and will be protected in acting or refraining from acting upon, whether in its original, facsimile or other electronic form, any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document (regardless of whether any such document is subject to any monetary or other limit).

(b)          Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel, as the case may be. The Trustee may consult with professional advisors (including counsel) and the advice or written advice of such professional adviser or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer or a member of the Issuer’s Board of Directors.

(f)          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security and/or indemnity (deemed to be sufficient in the Trustee’s sole discretion) against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)          The Trustee shall have no duty to inquire as to the performance of the covenants of the Parent Guarantor and/or its Restricted Subsidiaries in Article 4. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.01(i) or Section 6.01(ii) (provided it is acting as Paying Agent); and (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s and the Parent Guarantor’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(h)          The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(i)          The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured, are extended to, and shall be enforceable by, each of Deutsche Bank AG, London Branch and Deutsche Bank Luxembourg S.A., in each case in each of its respective capacities hereunder, and each Agent and any other agent, custodian and other person employed to act hereunder. Absent willful misconduct or negligence, each Paying Agent, Registrar and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party. Each Agent’s obligations and duties are several and not joint.

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(j)          In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(k)          In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism or any other national or international calamity or emergency (including acts of God, civil or military disturbances and nuclear or natural catastrophes), it being understood that the Trustee shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l)          The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(m)          The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(n)          The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(o)          The Trustee shall not under any circumstances be liable for any consequential loss (being loss of business, goodwill, opportunity or profit of any kind) to the Parent Guarantor, any Restricted Subsidiary, any Holder or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable.

(p)          The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and Parent Guarantor personally or by agent or attorney.

(q)          The Trustee may request that the Parent Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(r)          No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(s)          The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

(t)          The Trustee may retain professional advisors to assist it in performing its duties under this Indenture. The Trustee may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(u)          The Trustee may assume without inquiry in the absence of actual knowledge that the each of the Issuer and the Parent Guarantor is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

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Section 7.03         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Parent Guarantor or any Affiliate of the Parent Guarantor with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04         Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Note Guarantee, it shall not be accountable for the Issuer’s use of the proceeds from the Notes and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall be entitled to assume without inquiry that the Issuer has performed in accordance with all the provisions in this Indenture, unless notified to the contrary.

Section 7.05         Notice of Defaults.

Subject to Section 7.02(g), if a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder of the Notes notice of the Default or Event of Default within 15 Business Days after its occurrence. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, Additional Amounts or interest on any Notes, the Trustee may withhold the notice to the Holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06         Compensation and Indemnity.

(a)          The Issuer and each Guarantor, jointly and severally, shall pay to the Trustee from time to time such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and each Guarantor, jointly and severally, shall reimburse the Trustee promptly upon request for all disbursements, advances (if any) and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)          The Issuer and each Guarantor, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.06 shall include its officers, directors, employees and agents) against any and all losses, liabilities or expenses incurred by it arising out of, or in connection with, the acceptance or administration of its duties under this Indenture, any supplemental indenture or accession agreement or the Notes or in any other role performed by Deutsche Trustee Company Limited under said documents, including the costs and expenses of enforcing this Indenture against the Issuer and any Guarantor (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer or any Guarantor or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its willful misconduct, negligence or bad faith. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer or any Guarantor of its obligations hereunder. Except where the interests of the Issuer and the Guarantors, on the one hand, and the Trustee, on the other hand, may be adverse, the Issuer or such Guarantor shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuer shall pay the properly incurred fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c)          The obligations of the Issuer and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture.

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(d)          To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium, interest or Additional Amounts, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e)          When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01 occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)          The indemnity and other provisions contained in this Section 7.06 shall survive the discharge or termination of this Indenture and shall continue for the benefit of the Trustee or an Agent notwithstanding its resignation or retirement.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Section 7.06, including its right to be indemnified, are extended to, and shall be enforceable by, Deutsche Trustee Company Limited, as the Trustee, and by each Agent (including Deutsche Bank AG, London Branch, and Deutsche Bank Luxembourg S.A.) and other Person employed by the Trustee to act hereunder.

Section 7.07         Replacement of Trustee.

(a)          A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b)          The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(i)          the Trustee fails to comply with Section 7.09;

(ii)         the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)        a Custodian or public officer takes charge of the Trustee or its property; or

(iv)        the Trustee becomes incapable of acting.

(c)          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)          If a successor Trustee does not take office within 60 calendar days after the retiring Trustee resigns or is removed, (i) the retiring Trustee, the Issuer or the Holders of at least 5% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office provided that such appointment shall be reasonably satisfactory to the Issuer.

(e)          If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Parent Guarantor. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Parent Guarantor’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

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Section 7.08         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.09         Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United Kingdom, any country that is a member of the European Union or the United States of America or any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by national or state authorities, as applicable, and that has a combined capital and surplus of at least €40 million as set forth in its most recent published annual report of condition.

Section 7.10         Agents.

Any Agent may resign and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and the Parent Guarantor. The Trustee or Parent Guarantor may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Parent Guarantor, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Parent Guarantor is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Parent Guarantor. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.06.

Section 7.11         Force Majeure.

The Trustee and Agents shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee and Agents (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism).

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01         Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option evidenced by a resolution of its Board of Directors set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02         Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors, subject to the satisfaction of the conditions set forth in Section 8.04, will be deemed to have been discharged from their obligations with respect to the Notes (including the Note Guarantees) issued under this Indenture and to have cured all then existing Events of Default on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all their other obligations under this Indenture, the Notes, the Note Guarantees and any supplemental indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

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(i)          the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to in Section 8.04;

(ii)         the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02;

(iii)        the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(iv)        this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03         Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their respective obligations under the covenants contained in Article 4 (other than Sections 4.01 and 4.04) and Section 5.01 (other than Section 5.01(a)) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that the Issuer and the Guarantors may, with respect to the outstanding Notes and Note Guarantees, omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes, the Note Guarantees and any supplemental indenture shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, the Events of Default set forth in Section 6.01 (except those relating to payments on the Notes or, solely with respect to the Issuer, clause (ix) of Section 6.01) shall not constitute Events of Default.

Section 8.04         Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes issued under this Indenture:

(i)          the Issuer must irrevocably deposit or cause to be deposited in trust with the Trustee, for the benefit of the holders of Notes, cash in euros, non-callable European Government Obligations or a combination thereof, in each case in such amounts as will be sufficient, in the opinion of internationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must (x) specify whether the Notes are being defeased to such Stated Maturity or to a particular redemption date; and (y) if applicable, have delivered to the Trustee an irrevocable notice to redeem all the outstanding Notes of such principal, premium, if any, or interest;

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(ii)         in the case of an election under Section 8.02, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee stating that (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)        in the case of an election under Section 8.03, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)        the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(v)         the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, subject to customary assumptions and qualifications, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05         Deposited Money and European Government Obligations Held in Trust; Other Miscellaneous Provisions.

(a)          Subject to Section 8.06, all money and non-callable European Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of the Notes of all sums due and to become due thereon in respect of principal, premium, interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

(b)          The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or European Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c)          Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable European Government Obligations held by it as provided in Section 8.04 which, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(i)), are in excess of the amount thereof that would then be required to be deposited to effect a Legal Defeasance or Covenant Defeasance, as applicable, of the type and scope originally effected by the Issuer pursuant to this Article 8.

Section 8.06         Repayment to the Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, interest or Additional Amounts on any Note and remaining unclaimed for two years after such principal or interest (and Additional Amounts or premium, if any) has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may, at the expense of the Issuer, give notice to the Holders in accordance with Section 12.01 that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

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Section 8.07         Reinstatement.

If the Trustee or Paying Agent is unable to apply any euro or non-callable European Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes and the Guarantors’ obligations under the Note Guarantees and/or any supplemental indenture shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, interest or Additional Amounts on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01         Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors and the Trustee may modify, amend or supplement this Indenture, the Notes, the Note Guarantees or any supplemental indenture without the consent of any Holder of Notes:

(i)          to cure any ambiguity, defect or inconsistency;

(ii)         to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii)        to provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees by a successor to the Issuer or any Guarantor in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(iv)        to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(v)         to conform the text of this Indenture, the Note Guarantees or the Notes to any provision of the section “Description of Notes” of the Offering Memorandum to the extent that such provision in such Description of Notes was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees or the Notes;

(vi)        to release any Note Guarantee in accordance with the terms of this Indenture;

(vii)       to allow any additional Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes (it being understood that any supplemental indenture relevant to this clause (vii) will only be required to be executed by the Issuer, the Parent Guarantor, any such additional Subsidiary Guarantor and the Trustee);

(viii)      provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(ix)         to evidence and provide the acceptance of the appointment of a successor Trustee under the terms of this Indenture or to otherwise comply with any requirement of this Indenture; or

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(x)          to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in this Indenture.

In connection with any amendment, supplement or waiver, the Issuer shall deliver to the Trustee an Opinion of Counsel (subject to customary assumptions and qualifications and provided that such counsel may rely on an Officer’s Certificate as to matters of fact) and an Officer’s Certificate as to the permissibility of such amendment, supplement or waiver and the satisfaction of the conditions precedent therefore under this Indenture, and the Trustee shall be entitled to rely absolutely on such Opinion of Counsel and Officer’s Certificate as to such matters.

Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 7.02(b), the Trustee will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture or other document authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture or other document that affects its own rights, duties or immunities under this Indenture.

In addition, the Issuer, the Parent Guarantor, the Trustee and any Restricted Subsidiary being added as a Guarantor under this Indenture may supplement this Indenture to add a guarantor under this Indenture without notice to or consent of any Holder.

Section 9.02         With Consent of Holders of Notes.

Except as provided otherwise in Section 9.01 and this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and subject to Section 6.04 and Section 6.07 hereof, any existing Default or Event of Default (other than a continuing Default or Event of Default in the payment of the principal of, interest and premium and Additional Amounts, if any, on the Notes (which may only be waived with the consent of Holders of 90% in aggregate principal amount of the then outstanding Notes) or a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 7.02(b), the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture or other document unless such amended or supplemental indenture or other document adversely affects the Trustee’s own rights, duties or immunities under this Indenture, or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or other document.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail or otherwise deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail or otherwise deliver such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding, voting as a single class, may waive compliance in a particular instance by the Issuer with any provision of this Indenture, the Notes or any Note Guarantee. However, unless consented to by the Holders of at least 90% of the aggregate principal amount of then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

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(i)          change the Stated Maturity of the principal of, or any installment of or Additional Amounts on, any Note;

(ii)         reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of, or change the time for payment of, interest on any Note or change any provision relating to the redemption of the Notes;

(iii)        change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv)        impair the right of any holder of Notes to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(v)         reduce the principal amount of Notes whose Holders must consent to any amendment, supplement or waiver of provisions of this Indenture (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(vi)        release any Note Guarantee other than in accordance with the terms of this Indenture;

(vii)       modify any of the provisions relating to supplemental indentures requiring the consent of Holders of the Notes or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby; or

(viii)      make any change in the preceding amendment and waiver provisions.

Any amendment, supplement or waiver consented to by at least 90% of the aggregate principal amount of the then outstanding Notes will be binding against any non-consenting Holders.

Section 9.03         Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date of the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04         Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer, in exchange for Notes, may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate, or cause the Authentication Agent to authenticate, the new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

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Section 9.05         Trustee to Sign Amendments.

The Trustee will sign any amended or supplemental indenture or other document authorized pursuant to this Article 9 if the amendment or supplement or other document does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In connection with any of the matters in Section 9.01 and 9.02 and in executing any amended or supplemental indenture or other document, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 12.02, (i) indemnity deemed satisfaction to it in its sole discretion; and (ii) an Officer’s Certificate and an Opinion of Counsel (subject to customary assumptions and qualifications and provided that such counsel may rely on an Officer’s Certificate as to matters of fact) stating that the execution of such amended or supplemental indenture or other document is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Issuer (and any Guarantor), enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Indenture.

ARTICLE 10
NOTE GUARANTEES

Section 10.01         Note Guarantee.

(a)          Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i)          the principal of, Additional Amounts and premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest, Additional Amounts and premium, if any, on the Notes (to the extent permitted by law) and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)         in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)          Each Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)          If any Holder or the Trustee is required by any court or otherwise to return to or for the benefit of the Issuer, the Guarantors or any trustee, liquidator or other similar official acting in relation to either the Issuer or any of the Guarantors, any amount paid by either the Issuer or the Guarantors to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

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(d)          Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand,

(i)          the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and

(ii)         in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(e)          The Parent Guarantor shall cause any Restricted Subsidiary that becomes a Guarantor after the Issue Date to do so by executing a supplemental indenture in the form of Exhibit E to this Indenture.

Section 10.02         Limitation on Guarantor Liability.

(a)          General limitation. Each Note Guarantee (i) shall not exceed the maximum amount that can, after giving effect to all other contingent and fixed liabilities of such Guarantor (including without limitation any Debt thereof or any guarantee by it of any Debt), be guaranteed by the applicable Guarantor without rendering its Note Guarantee void, voidable or unenforceable under applicable law relating to fraudulent conveyance or fraudulent transfer or any other law affecting the rights of creditors generally or otherwise relating to the insolvency of debtors and (ii) notwithstanding any other provisions of this Indenture, each Note Guarantee shall be in such form and substance, and subject to such terms, conditions, limitations, qualifications and restrictions as may be necessary or appropriate (in the good faith determination of the Parent Guarantor) by reason of or to comply with any applicable law, rule or regulation, including the law of any jurisdiction where the relevant Guarantor is organized or conducts business; and the provisions of this Article 10 shall be deemed subject to and qualified by the provisions of this paragraph. With respect to any Guarantor executing and delivering a supplemental indenture to this Indenture providing for a guarantee of the Notes, in addition to the limitations set out in this Section 10.02, the obligations of such Guarantor in respect of the Guarantee under this Article 10 shall be subject to any limitations set out in the relevant supplemental indenture.

(b)          Limitations on Liability of Guarantors organized in Germany.

(i)          The right to enforce any guarantee and indemnity created, and the joint and several liability assumed, hereunder against a Guarantor incorporated in Germany in the legal form of a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) (a "German GmbH Guarantor") shall be limited if and to the extent that such guarantee and indemnity or joint and several liability secures any obligation of an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (in each case other than any of the German GmbH Guarantor's direct or indirect subsidiaries) and the enforcement of such guarantee and indemnity created or the joint and several liability assumed hereunder would cause:

(A)         the German GmbH Guarantor's net assets (determined in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch, "HGB") consistently applied by the German GmbH Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss) according to § 42 German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, "GmbHG"), §§ 242, 264 HGB and in accordance with §§ 30, 31 GmbHG (as applicable at the time of enforcement)) (the "Net Assets") to be less than its registered share capital (Stammkapital) (Begründung einer Unterbilanz); or

(B)         (if the German GmbH Guarantor's Net Assets are already less than its registered share capital) the German GmbH Guarantor's Net Assets to be further reduced (Vertiefung einer Unterbilanz),

(in each case a "Capital Impairment").

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(ii)         For the purposes of the calculation of the German GmbH Guarantor's Net Assets:

(A)         the amount of any increase of the German GmbH Guarantor's registered share capital out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) after the date such German GmbH Guarantor has become party to this Indenture has been effected without the prior written consent of the Trustee (acting on behalf of the Holders of the Notes) or other than as permitted pursuant to this Indenture shall be deducted from the registered share capital;

(B)         loans provided to the relevant German GmbH Guarantor by a member of the Group shall be disregarded if such loans are subordinated contractually or by statute and rank in accordance with section 39 paragraph 1 Nr. 5 or paragraph 2 of the German Insolvency Act (Insolvenzordnung); and

(C)         loans and other liabilities incurred by the German GmbH Guarantor in violation of the provisions of this Indenture shall be disregarded.

(iii)        The relevant German GmbH Guarantor shall deliver to the Trustee, within ten (10) Business Days after receipt from the Trustee of a notice stating that the Trustee intends to demand payment under the guarantee and indemnity or assumed joint and several liability, an up-to-date balance sheet of such German GmbH Guarantor together with a detailed calculation (satisfactory to the Trustee) of the amount of such German GmbH Guarantor's Net Assets taking into account the adjustments set forth in clause (ii) of this paragraph (b) (the "Management Determination"). The relevant German GmbH Guarantor shall fulfill its obligations under the guarantee and indemnity or assumed joint and several liability and the Trustee shall be entitled to enforce the guarantee and indemnity or assumed joint and several liability in an amount which would, in accordance with the Management Determination, not cause a Capital Impairment of such German GmbH Guarantor.

(iv)        Following the Trustee’s receipt of the Management Determination, upon request by the Trustee, the relevant German GmbH Guarantor shall deliver to the Trustee within thirty (30) Business Days of request an up-to-date balance sheet of such German GmbH Guarantor drawn up by such German GmbH Guarantor's auditor together with a detailed calculation (satisfactory to the Trustee) of the amount of such German GmbH Guarantor's Net Assets taking into account the adjustments set forth in clause (ii) of this paragraph (b) (the "Auditor’s Determination"). Such balance sheet and Auditor’s Determination shall be prepared in accordance with the provision of the German Commercial Code (HGB) consistently applied. The relevant German GmbH Guarantor shall fulfill its obligations under the guarantee and indemnity or assumed joint and several liability and the Trustee shall be entitled to enforce the guarantee and indemnity or assumed joint and several liability in an amount which would, in accordance with the Auditor’s Determination, not cause a Capital Impairment of such German GmbH Guarantor.

(v)         The relevant German GmbH Guarantor shall within three (3) months after its receipt of a written request by the Trustee realize, to the extent legally permitted, any and all of its assets shown in the balance sheet with a book value (Buchwert) that is materially lower than the market value of such asset(s) if:

(A)         to the extent that any such asset is essential for its business, such realization does not affect its ability to use that asset or the relevant part of its business can be carried on from other sources without use of such asset; and

(B)         as a result of the enforcement of the guarantee and indemnity or assumed joint and several liability, its Net Assets would be reduced below the amount of its registered share capital.

After the expiry of such three month period the relevant German GmbH Guarantor shall, within three (3) Business Days, notify the Trustee of the amount of the proceeds from the sale and submit a statement with a new calculation of the amount of the Net Assets taking into account such proceeds. Such calculation shall, upon the Trustee’s request, be confirmed by such German GmbH Guarantor's auditor within a period of twenty (20) Business Days following the request.

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(vi)         The restrictions under clause (i) of this paragraph (b) shall not apply:

(A)         if the relevant German GmbH Guarantor has not complied with its obligations pursuant to clauses (iii) through (v) of this paragraph (b);

(B)         when, at the time of enforcement of a guarantee and indemnity created or joint and several liability assumed hereunder, the restrictions under clause (i) of this paragraph (b) are, due to a change of the applicable laws, the interpretation thereof or otherwise, not required to protect the managing directors of the relevant German GmbH Guarantor or of any of its direct or indirect shareholders from the risk of personal liability;

(C)         to a German GmbH Guarantor if and so long it is party to a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) (section 291 of the German Stock Corporation Act) as a dominated or profit distributing entity or such German Guarantor has a fully recoverable recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch); or

(D)         to the extent that, with respect to a German GmbH Guarantor, the guarantee and indemnity or assumed joint and several liability secures obligations under the Indenture or the Notes in respect of funds raised to the extent such funds are on-lent to such German GmbH Guarantor or any of its Subsidiaries) and such amount on-lent has not been returned.

(c)          Limitations on Liability of Guarantors organized in Belgium.

(i)          Notwithstanding any provision to the contrary in this Indenture, the Notes or the notation of Note Guarantee, the liability of a Guarantor incorporated in Belgium (a “Belgian Guarantor”) under this Article 10 or the notation of Note Guarantee shall not include any liability which would constitute unlawful financial assistance (as determined in Article 629 of the Belgian Company Code or any other law or regulations having the same effect, as interpreted by Belgian courts).

(ii)         The maximum liability of a Belgian Guarantor, under this Article 10 or the notation of Note Guarantee will be limited to the highest of:

(A)         the highest level of On-Lending to the relevant Belgian Guarantor and its Subsidiaries between the date of this Indenture and the date on which a demand is made on that Belgian Guarantor under its Note Guarantee;

(B)         an amount equal to 85% of the Net Assets of the relevant Belgian Guarantor calculated and certified by the statutory auditor of that Belgian guarantor on the basis of the latest available audited annual financial statements of that Belgian Guarantor at the date of this Indenture; and

(C)         an amount equal to 85% of the Net Assets of the relevant Belgian Guarantor calculated and certified by the statutory auditor of that Belgian guarantor on the basis of the latest available audited annual financial statements of that Belgian Guarantor at the date on which a demand is made on it under its Note Guarantee.

For the purpose of clause (ii) of this paragraph (c), “On-Lending” means, without double counting, the aggregate amount of all amounts (including principal plus any accrued interest thereon, commission costs and fees) made available by the Issuer or any Guarantor, directly or indirectly, to a Belgian Guarantor or any of its Subsidiaries (in each case, irrespective of whether retained or on-lent by that Belgian Guarantor or its Subsidiary) and “Net Assets” means the net assets (nettoactief) of the relevant Belgian Obligor as defined in Article 617 of the Belgian Company Code.

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(d)          Limitations on Liability of Guarantors organized in France.         Notwithstanding any provision to the contrary in this Indenture, the Notes or the notation of Note Guarantee, the obligations of any Guarantor incorporated under the laws of France (each, a “French Guarantor”) under the Note Guarantee shall be limited to:

(i)          the payment obligations under this Indenture of its direct or indirect subsidiaries which are or become obligors from time to time under this Indenture and incurred by those subsidiaries as Guarantors (if they are incorporated under the laws of France); and

(ii)         the payment obligations of other obligors under this Indenture which are not direct or indirect subsidiaries of that French Guarantor, provided that in such case such guarantee shall be limited: (A) to the payment obligations of such obligors and (B) up to an amount equal to the aggregate of all amounts borrowed directly or indirectly (by way of intra-group loans directly or indirectly from the Issuer) by such obligors and on-lent directly or indirectly to that French Guarantor and/or its subsidiaries and outstanding from time to time (the “Maximum Guaranteed Amount”); it being specified that any payment made by such French Guarantor under its Note Guarantee in respect of the obligations of any other obligor shall reduce pro tanto the outstanding amount of the intercompany loans (if any) due by such French Guarantor to that party under the intercompany loan arrangements referred to above.

For the avoidance of doubt, any payment made by a French Guarantor under clause (ii) of this paragraph (d) shall reduce the Maximum Guaranteed Amount.

Notwithstanding any provision to the contrary in this Indenture, the Notes or the notation of Note Guarantee, no French Guarantor shall secure liabilities under the same which would result in such French Guarantor not complying with French financial assistance rules as set out in Article L. 225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets within the meaning of Article L. 241-3 or L. 242-6 of the French Code de commerce or any other law or regulations having the same effect, as interpreted by French courts.

For purposes of clause (i) of this paragraph (d), “subsidiary” shall have the meaning ascribed to the term “filiale” under Article L. 233-1 of the French Code de commerce.

(e)          Limitations on Liability of Guarantors organized in Slovakia.

(i)          None of the obligations of any Guarantor incorporated in the Slovak Republic (each a “Slovak Guarantor”) pursuant to this Article 10 or the notation of Note Guarantee will be construed to create any obligation on such Slovak Guarantor to the extent it would constitute unlawful financial assistance under Slovak law or result in such Note Guarantee infringing provisions of mandatory Slovak law or regulation setting out or implying any capital maintenance rules (the “Slovak Rules”), and all obligations of any Slovak Guarantor under this Article 10 or the notation of Note Guarantee will be limited in accordance with such rules.

(ii)         In the event that any obligation of a Slovak Guarantor under its Note Guarantee would violate or contradict the Slovak Rules and therefore be held invalid or unenforceable, such obligation will be replaced by an obligation of a similar nature which is in compliance with such rules.

(iii)        The limitations specified in clause (i) of this paragraph (e) shall cease to apply in the event that any bankruptcy or insolvency proceedings are commenced in the Slovak Republic against the Slovak Guarantor or its assets and, at the same time, the Slovak Guarantor is insolvent within the meaning of Slovak insolvency legislation.

(f)          Limitations on Liability of Guarantors organized in Spain.         Notwithstanding any provision contained in this Indenture, the Notes or the notation of Note Guarantee to the contrary, the liability of a Guarantor incorporated in Spain under this Article 10 and the Note Guarantee shall not include any liability which would constitute unlawful financial assistance, as per Section 134 and subseq. of the Corporate Enterprises Act (Ley de Sociedades de Capital).

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As a general rule, insolvency proceedings are not compatible with other enforcement proceedings. When compatible, in order to protect the interests of the debtor and creditors, the law extends the jurisdiction of the court dealing with insolvency proceedings, which is, then, legally authorized to handle any enforcement proceedings or interim measures affecting the debtor’s assets (whether based upon civil, labor or administrative law).

Under Spanish law, transactions entered into by the debtor prior to the initiation of insolvency proceedings can be challenged by the receiver if those transactions may have “damaged” the insolvency estate, provided such transactions took place within two years prior to the declaration of insolvency (transactions which took place prior to two years before insolvency was declared may be rescinded subject to ordinary Civil Code based actions).

The choice of the laws of the State of New York as governing law of the Note Guarantee will be recognized in Spain but the enforcement of such Note Guarantee would not be granted if it is challenged and the courts consider it to be contrary to Spanish public order.

(g)          Limitations on Liability of Guarantors organized in Netherlands.         The guarantee, indemnity and other obligations of any Guarantor incorporated under the laws of The Netherlands expressed to be assumed by it in this Article 10 and the notation of Note Guarantee or elsewhere in this Indenture or the Notes shall be deemed not to be assumed by such Guarantor to the extent the same would constitute unlawful assistance within the meaning of Section 2:207c or 2:98c of the Dutch Civil Code.

Section 10.03         Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Guarantor (or a duly authorized attorney appointed by such Guarantor for such purpose) on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers (or a duly authorized attorney appointed by such Guarantor for such purpose).

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee or the Authentication Agent authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04         Releases.

(a)          The Note Guarantee of the Parent Guarantor shall be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(i)          upon repayment in full of the Notes; or

(ii)         upon Legal Defeasance or Covenant Defeasance as provided for in Article 8 or satisfaction and discharge of this Indenture as provided in Article 11, respectively.

(b)          The Note Guarantee of any other Guarantor shall be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(i)          upon any sale or disposition of (i) Capital Stock of a Subsidiary Guarantor (or any parent entity thereof) following which such Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the properties and assets of a Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Parent Guarantor or a Restricted Subsidiary and that does not violate the covenant described in Section 4.09;

80

(ii)         upon the designation of such Subsidiary Guarantor (or any parent entity thereof) as an Unrestricted Subsidiary;

(iii)        when such Subsidiary Guarantor is unconditionally released and discharged from its liability with respect to any and all (i) guarantees or liabilities (other than the Note Guarantee) in respect of any Debt of the Parent Guarantor or any other Restricted Subsidiary under any Credit Facilities incurred pursuant to Section 4.08(b)(ii) and (ii) Public Debt of the Issuer or any other Guarantor (other than the Notes); provided that for purposes of this clause (iii) a release and discharge from a liability shall be deemed to have occurred if the only outstanding condition for the release and discharge of such liability is that the Note Guarantee of such Subsidiary Guarantor is released;

(iv)        upon Legal Defeasance or Covenant Defeasance as provided for in Article 8 or satisfaction and discharge of this Indenture as provided in Article 11 respectively; or

(v)         upon repayment in full of the Notes.

(c)          Upon any occurrence giving rise to a release of a Guarantee as specified above, at the request and expense of the Issuer, the Trustee shall execute any documents reasonably required in order to evidence or effect such release, termination and discharge in respect of such Guarantee. None of the Issuer, any Guarantor or the Trustee will be required to make a notation on the Notes to reflect any such release, termination or discharge.

ARTICLE 11
SATISFACTION AND DISCHARGE

Section 11.01         Satisfaction and Discharge.

(a)          This Indenture, the Notes and the Note Guarantees will be discharged and will cease to be of further effect, when:

(i)          either:

(A)         all Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust and thereafter repaid to the Issuer or discharged from such trust as provided for in this Indenture) have been delivered to the Trustee for cancellation; or

(B)         all Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise) or (y) will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Notes, cash in euros, non-callable European Government Obligations or a combination thereof, in each case in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; and

(ii)         the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(iii)        the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii) of this Section 11.01(a)).

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(b)          With respect to the termination of obligations with respect to Section 11.01(a)(i)(A), the obligations of the Issuer and the Guarantors under Section 7.06 shall survive. With respect to the termination of obligations with respect to Section 11.01(a)(i)(B), the obligations of the Issuer and the Guarantors in Sections 2.02, 2.03, 2.04, 2.06, 2.07, 2.11, 4.01, 4.02, 4.05, 7.06, 7.07, 8.05 and 8.07 shall survive until the Notes are no longer outstanding. Thereafter, only the obligations of the Issuer in Sections 7.06, 7.07 and 8.07 shall survive. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the obligations of the Issuer and the Guarantors under this Indenture, the Notes, the Note Guarantees, if any, and any supplemental indenture, except for those surviving obligations specified above.

(c)          Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 11.01(a)(i)(B), the provisions of Sections 8.06 and 11.02 will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.06, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02         Application of Trust Money.

(a)          Subject to the provisions of Section 8.05, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, Additional Amounts and premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b)          If the Trustee or Paying Agent is unable to apply any money or European Government Obligations in accordance with this Section 11.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer or any Guarantor has made any payment of principal of, premium, if any, or interest on any Notes or Note Guarantees because of the reinstatement of its obligations, the Issuer or any Guarantor, as applicable, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or European Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12
MISCELLANEOUS

Section 12.01         Notices.

(a)          Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing in the English language and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopy or facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer or the Guarantors:

Elster Group SE
Frankenstrasse 362
45133 Essen
Germany
Facsimile No.: +49 201 54 58 352
Attention: Thomas Preute

82

With a copy to:

Shearman & Sterling LLP
Gervinusstrasse 17
D-60322 Frankfurt am Main

Germany
Facsimile No.: +49 69 9711 1100
Attn: Marc O. Plepelits

If to the Trustee:

Deutsche Trustee Company Limited
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom
Facsimile No.: +44 (0)207 547 6149
Attention: Trust & Securities Services

(b)          The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

(c)          All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed and confirmed by facsimile; when receipt acknowledged, if telecopied or transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d)          All notices to the Holders (while any Notes are represented by one or more Global Notes) shall be delivered to Euroclear and Clearstream, as applicable, for communication to entitled account holders. So long as the Notes are traded on the Euro MTF market and the rules and regulations of the Luxembourg Stock Exchange so require, all notices to Holders will also be published in the Luxemburger Wort or in another daily newspaper published in Luxembourg approved by the Trustee or on the website of the Luxembourg Stock Exchange (www.bourse.lu). If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. In the case of Definitive Registered Notes, notices will be mailed to Holders by first-class mail at their respective addresses as they appear on the records of the Registrar, unless stated otherwise in a register kept by, and at the registered office of the Issuer.

(e)          Notices given by publication will be deemed given on the first date on which publication is made. Notices delivered to Euroclear and Clearstream will be deemed given on the date when delivered. Notices given by first class mail, postage paid, will be deemed given five calendar days after mailing whether or not the addressee receives it.

(f)          If a notice or communication is mailed or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer or any Guarantor mails a notice or communication to Holders or delivers a notice or communication to holders of Book-Entry Interests, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.02         Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Guarantor to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(i)          an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and/or

83

(ii)         an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.03         Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i)          a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii)         a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)        a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv)        a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.04         Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05         Agent for Service.

Each of the Issuer and the Guarantors hereby appoints Elster Holdings US, Inc., 208 South Rogers Lane, Raleigh, North Carolina 27610, or any successor, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Note Guarantees or the Notes or the transactions contemplated herein which may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, by any Holder or the Trustee. The Authorized Agent hereby accepts such appointment and agrees to act as said agent for service of process, and the Issuer and the Guarantors agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors. Notwithstanding the foregoing, any action involving the Issuer or the Guarantors arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted by any Holder or the Trustee in any other court of competent jurisdiction.

Section 12.06         No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Section 12.07         Governing Law; Submission to Jurisdiction; Waiver of Immunities

(a)          THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

84

(b)          The Issuer and each Guarantor agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them expressly accepts and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or any Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or any Guarantor, as the case may be, are subject by a suit upon such judgment; provided, however that service of process is effected upon the Issuer or any Guarantor, as the case may be, in the manner provided by this Indenture.

Section 12.08         No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer, any Guarantor or any of their respective Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.09         Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.04 hereof. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.10         Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.11         Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.12         Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.13         Judgment Currency.

The sole currency of account and payment for all sums payable under the Notes and, with respect to the Notes, any Note Guarantee and this Indenture is euro. Any amount received or recovered in respect of the Notes or any Note Guarantee in a currency other than euro (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, the Parent Guarantor, any Restricted Subsidiary or otherwise) by the Trustee or a Holder of the Notes in respect of any sum expressed to be due to such Holder or the Trustee from the Issuer or any Guarantor will constitute a discharge of their obligation only to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If the euro amount to be recovered is less than the euro amount expressed to be due to the recipient under any Note, the Issuer and the Guarantors will indemnify the recipient against the cost of making any further purchase of euro in an amount equal to such difference. These indemnities, to the extent permitted by law:

85

(a)          constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations;

(b)          give rise to a separate and independent cause of action;

(c)          apply irrespective of any waiver granted by any Holder of a Note or Trustee from time to time; and

(d)          will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order.

Section 12.14         Prescription

Claims against the Issuer or any Guarantor for the payment of principal or Additional Amounts, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

(Signatures on following page)

86

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

ELSTER FINANCE B.V., as Issuer

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER GROUP SE, as Parent Guarantor

By:	/s/ C. Schmidt-Wolf
	Name:	C. Schmidt-Wolf
	Title:	MD

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	MD

ELSTER HOLDINGS GMBH, as Guarantor

By:	/s/ C. Schmidt-Wolf
	Name:	C. Schmidt-Wolf
	Title:	MD

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	MD

ELSTER GMBH, as Guarantor

By:	/s/ R. Geiger
	Name:	R. Geiger
	Title:	MD

By:	/s/ M. Calovini
	Name:	M. Calovini
	Title:	MD

ELSTER INTERNATIONAL GMBH, as Guarantor

By:	/s/ C. Schmidt-Wolf
	Name:	C. Schmidt-Wolf
	Title:	MD

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	MD

ELSTER ASIA GMBH, as Guarantor

By:	/s/ C. Schmidt-Wolf
	Name:	C. Schmidt-Wolf
	Title:	MD

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	MD

ELSTER HOLDINGS US, INC, as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER AMERICAN METER COMPANY, LLC, as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER PERFECTION CORPORATION, as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER SOLUTIONS, LLC, as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER HOLDINGS UK LIMITED, as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER METERING LIMITED, as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER S.A.S., as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER HOLDINGS NETHERLANDS B.V., as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER-INSTROMET B.V., as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER N.V, as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ENERGYICT N.V., as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER S.R.O., as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER MEDICION, S.A., as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER MEDICAO DE ENERGIA LTDA., as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

ELSTER MEDICAO DE AGUA S.A., as Guarantor

By:	/s/ T. Preute
	Name:	T. Preute
	Title:	Proxy

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

DEUTSCHE TRUSTEE COMPANY LIMITED,
as Trustee

By:	/s/ S. Harding
Name: S. Harding
Authorized Signatory

By:	/s/ T. Dean
Name: T. Dean
Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

DEUTSCHE BANK AG, LONDON BRANCH,
as Principal Paying Agent and Transfer Agent

By:	/s/ S. Harding
Name: S. Harding
Authorized Signatory

By:	/s/ L. Bebb
Name: L. Bebb
Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

DEUTSCHE BANK LUXEMBOURG S.A., as
Luxembourg Paying Agent, Transfer Agent and
Registrar

By:	/s/ S. Harding
Authorized Signatory

By:	/s/ T. Dean
Authorized Signatory

SCHEDULE I

Guarantors

Elster Group SE (Germany);

Elster Holdings GmbH (Germany);

Elster GmbH (Germany);

Elster International GmbH (Germany);

Elster Asia GmbH (Germany);

Elster Holdings US, Inc. (Delaware, United States of America);

Elster American Meter Company, LLC (Delaware, United States of America);

Elster Perfection Corporation (Delaware, United States of America);

Elster Solutions, LLC (Delaware, United States of America);

Elster Holdings UK Limited (United Kingdom);

Elster Metering Limited (United Kingdom);

Elster S.A.S. (France);

Elster Holdings Netherlands B.V. (The Netherlands);

Elster-Instromet B.V. (The Netherlands);

Elster N.V. (Belgium);

EnergyICT N.V. (Belgium);

Elster s.r.o. (Slovakia);

Elster Medicion, S.A. (Spain);

Elster Medicao de Energia Ltda. (Brazil); and

Elster Medicao de Agua S.A. (Brazil)

EXHIBIT A

[FORM OF FACE OF NOTE]

ELSTER FINANCE B.V.

up to € [●]

[If Regulation S Global Note:

Common Code	061702750
ISIN Number	XS0617027502]

[If Restricted Global Note:

Common Code	061702784
ISIN Number	XS0617027841]

No. [●]

[Insert the following Global Note legend, if applicable pursuant to the provisions of the Indenture— THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE COMMON DEPOSITARY FOR EUROCLEAR AND CLEARSTREAM MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE OR THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

A-1

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, [IN THE CASE OF RULE 144A NOTES: DURING THE HOLDING PERIOD THEN IMPOSED BY RULE 144 UNDER THE U.S. SECURITIES ACT OR ANY SUCCESSOR PROVISION] [IN THE CASE OF REGULATION S NOTES: PRIOR TO THE DATE THAT IS 40 DAYS] AFTER THE LATER OF THE ISSUE DATE AND THE LAST DATE ON WHICH THE ISSUER OR ANY OF ITS AFFILIATES WAS THE OWNER OF SUCH NOTES (OR ANY PREDECESSOR THERETO) ONLY (A) TO THE ISSUER OR THE PARENT GUARANTOR, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFSHORE TRANSACTIONS TO NON-U.S. PERSONS OCCURING OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S, OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (III) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

A-2

6.25% SENIOR NOTE DUE 2018

Elster Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, for value received promises to pay to BT Globenet Nominees Limited or registered assigns the principal sum of €250,000,000 or such greater or lesser amount as indicated on Schedule A hereof or on the Register (as defined in the Indenture referred to on the reverse hereof) on April 15, 2018.

From April 21, 2011 or from the most recent interest payment date to which interest has been paid or provided for, cash interest on this Note will accrue at 6.25% per annum, payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2011 to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding April 1 or October 1 (the “Record Dates”), as the case may be.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authentication Agent referred to on the reverse hereof by manual or facsimile signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

A-3

IN WITNESS WHEREOF, Elster Finance B.V. has caused this Note to be signed manually or by facsimile by the duly authorized officer referred to below.

ELSTER FINANCE B.V.,
as Issuer

By:
Name:
Title:

A-4

This is one of the Notes referred to
in the within-mentioned Indenture.

Authenticated by:

[Insert as applicable either:

[DEUTSCHE BANK LUXEMBOURG S.A.,
not in its individual capacity but solely as

Authentication Agent duly appointed by the

Trustee, Deutsche Trustee Company Limited]

OR

[DEUTSCHE Trustee Company Limited,
as Trustee]]

By:
Authorized Signatory

By:
Authorized Signatory

A-5

[FORM OF REVERSE SIDE OF NOTE]

6.25% Senior Notes Due 2018

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           Interest

Elster Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (together with its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), for value received promises to pay or cause to be paid interest on the principal amount of this Note from April 21, 2011 until maturity, at the rate per annum shown above. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Issuer will pay interest semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 15, 2011. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful, and it shall pay interest on overdue instalments of interest at the same rate to the extent lawful.

2.           Method of Payment

The Issuer will pay interest on this Note (except defaulted interest) to the Persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Issuer shall pay principal, premium, Additional Amounts, if any, and interest in euro as provided in the Indenture.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Global Note to the Paying Agent.

3.           Paying Agent, Transfer Agent and Registrar

Initially, Deutsche Bank AG, London Branch will act as Principal Paying Agent and Transfer Agent. Deutsche Bank Luxembourg S.A. will act as Registrar and Luxembourg Paying Agent and Transfer Agent in Luxembourg for so long as the Notes are admitted to trading on the Euro MTF Market and listed on the official list of the Luxembourg Stock Exchange and the rules and regulations of the Luxembourg Stock Exchange so require. Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar or Transfer Agent; provided, however that in no event may the Issuer appoint a Paying Agent in a member state of the European Union that is obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive.

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4.           Indenture

The Issuer issued the Notes under an indenture dated as of April 21, 2011 (the “Indenture”) between, among others, the Issuer, the Guarantors, Deutsche Trustee Company Limited, as trustee (the “Trustee”), Deutsche Bank AG, London Branch as Principal Paying Agent and Transfer Agent and Deutsche Bank Luxembourg S.A. as Registrar and Luxembourg Paying Agent and Transfer Agent. The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.           Optional Redemption

(a)          At any time prior to April 15, 2014, upon not less than 30 nor more than 60 days’ notice delivered to each Holder pursuant to Section 3.03 and Section 12.01 of the Indenture, the Issuer may redeem all or part of the Notes, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Redemption Premium plus accrued and unpaid interest, if any, on the Notes to, but not including, the redemption date.

(b)          Except pursuant to subsections (a) and (c) of this Section 5, Section 6 and Section 8, the Notes will not be redeemable at the Issuer’s option prior to April 15, 2014. On or after April 15, 2014 and prior to maturity, upon not less than 30 nor more than 60 days’ written notice, the Issuer may redeem all or part of the Notes. These redemptions will be in amounts of €100,000 or integral multiples of €1,000 in excess thereof at the following redemption prices (expressed as percentages of their principal amount at maturity), plus accrued and unpaid interest, if any, to, but not including, the redemption date, if redeemed during the 12-month period commencing on April 15 of the years set forth below. This redemption is subject to the right of Holders of record on the relevant regular Record Date that is prior to the redemption date to receive interest due on an Interest Payment Date.

Year	Redemption Prices
2014	104.688%
2015	103.125%
2016	101.563%
2017 and thereafter	100.000%

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(c)          At any time prior to April 15, 2014, upon not less than 30 nor more than 60 days’ notice delivered to each Holder pursuant to Section 3.03 and Section 12.01 of the Indenture, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture on the date of the Indenture at a redemption price equal to 106.25% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the redemption date (subject to the rights of Holders of Notes on the relevant Record Date that is prior to the redemption date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds from one or more Public Equity Offerings. The Issuer may only do this, however, if:

(i)          at least 65% of the aggregate principal amount of the Notes that were initially issued under the Indenture (excluding Notes held by the Parent Guarantor or any of its Subsidiaries) would remain outstanding immediately after the occurrence of such proposed redemption; and

(ii)         the redemption occurs within 90 days after the closing of such Public Equity Offering.

Notice of any redemption upon any Public Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Public Equity Offering.

So long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and are traded on the Luxembourg Stock Exchange’s Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, the Issuer will inform the Luxembourg Stock Exchange of any redemption under (a) through (c) above and will publish a notice regarding such redemption in a leading newspaper having a general circulation in Luxembourg or on the Luxembourg Stock Exchange’s official website, www.bourse.lu.

6.           Redemption for Changes in Taxes

If, as a result of:

(a)     any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) or relevant treaties of any Relevant Taxing Jurisdiction (as defined in Section 4.16 of the Indenture) which has not been publically announced as formally proposed before and which becomes effective after the date of the Indenture; or

(b)     any change which has not been publically announced as formally proposed before and which becomes effective after the date of the Indenture in the official application or official interpretation or administration of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published practice) of any Relevant Taxing Jurisdiction (each of the foregoing in clauses (a) and (b), a “Change in Tax Law”),

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the Issuer or any Guarantor (but, in the case of a Guarantor, only if the Issuer and the other Guarantors cannot pay the relevant amount without the obligation to pay such Additional Amounts) would be obligated to pay, on the next date for any payment, Additional Amounts, as described in Section 4.16 of the Indenture, which the Issuer or such Guarantor cannot avoid by the use of reasonable measures available to it, then the Issuer may, at its option, redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ prior notice to the Holders of the Notes (which notice shall be irrevocable and given in accordance with the procedures described in Section 3.03 and Section 12.01 of the Indenture), at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to this paragraph and in accordance with Section 3.03 of the Indenture, the Issuer or the Guarantor (as the case may be) will deliver to the Trustee and the Paying Agents:

(i)          an Officer’s Certificate of the Issuer or a Guarantor (as the case may be) stating that the obligation to pay such Additional Amounts cannot be avoided by the Issuer’s or such Guarantor’s taking reasonable measures available to it; and

(ii)         a written opinion of independent legal counsel of recognized standing addressed to the Issuer or Guarantor (as the case may be) qualified under the laws of the Relevant Taxing Jurisdiction and otherwise in compliance with Section 12.03 of the Indenture to the effect that the Issuer or such Guarantor has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The Trustee shall accept, and shall be entitled to rely on, such Officer’s Certificate and opinion of counsel, delivered in compliance with clauses (a) and (b) above, as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders of the Notes.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Issuer or Guarantor (as the case may be) would be obliged to make such payment of Additional Amounts if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

7.           Notice of Redemption

At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall deliver, pursuant to Section 12.01 of the Indenture, a notice of redemption to each Holder whose Notes are to be redeemed, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or the satisfaction and discharge of the Indenture.

8.           Mandatory Redemption.

The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. The Parent Guarantor and any Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

9.           Repurchase at the Option of Holders

If a Change of Control occurs (as defined in the Indenture) at any time, the Issuer must make an offer (“Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of this Note at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus any accrued and unpaid interest, if any, to, but not including, the Change of Control Purchase Date (subject to the rights of holders of record on the relevant Record Dates that are prior to the Change of Control Purchase Date to receive interest due on the Interest Payment Date). Unless the Issuer has unconditionally exercised its right to redeem all the Notes in accordance with the Indenture and all conditions to such redemption have been satisfied or waived, within 30 days following the date that the Parent Guarantor or any officer, director or manager of the Parent Guarantor becomes aware of any Change of Control, the Issuer shall deliver a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

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Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 4.09(b) of the Indenture will constitute “Excess Proceeds.” The Parent Guarantor may also at any time, and the Parent Guarantor shall within ten Business Days after the aggregate amount of Excess Proceeds exceeds €30.0 million, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders of Notes and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in the Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a multiple of €1,000) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds (plus in each case all accrued interest on the Debt and the amount of all fees and expenses, including premiums, incurred in connection therewith). The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase and Additional Amounts, if any, to the date of purchase, prepayment or redemption. To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Parent Guarantor may use the amount of such Excess Proceeds not used to purchase Notes and Pari Passu Debt for general corporate purposes that are not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased will be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder) or in the manner described in Section 3.02 of the Indenture. For the purposes of calculating the principal amount of any such Debt not denominated in euro, the euro-equivalent principal amount of such Debt shall be calculated based on the relevant currency exchange rate in effect as of the Business Day immediately prior to the date on which the Excess Proceeds Offer is announced. To the extent that any portion of the Net Cash Proceeds payable in respect of the Notes is denominated in a currency other than euro, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in euro that is actually received by the Parent Guarantor upon converting such portion of the Net Cash Proceeds into euro. Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

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10.         Denominations

The Global Notes are in registered form without interest coupons attached. The Notes are in denominations of €100,000 and integral multiples of €1,000 in excess thereof of principal amount at maturity. The Global Notes will represent the aggregate principal amount of all the Notes issued and not yet cancelled other than Definitive Registered Notes. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

11.         Unclaimed Money

All moneys paid by the Issuer or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuer or the Guarantors, subject to applicable law, and the Holder of such Note thereafter may look only to the Issuer or the Guarantors for payment thereof.

12.         Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Notes, the Note Guarantees and the Indenture if the Issuer irrevocably deposits with the Trustee, euro or European Government Obligations (or a combination thereof) for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13.         Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, Additional Notes, if any) voting as a single class and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (other than a continuing Default or Event of Default in the payment of the principal of, interest and premium and Additional Amounts, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class. In certain circumstances, the Indenture, the Notes or the Note Guarantees may be amended or supplemented without the consent of any Holder, including to cure any ambiguity, defect or inconsistency.

14.         Defaults and Remedies

The Notes have the Events of Default as set forth in Section 6.01 of the Indenture. If an Event of Default (other than as specified in Section 6.01 (ix) of the Indenture) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Parent Guarantor (and to the Trustee if such notice is given by the holders) may, and the Trustee, upon the written request of such holders, shall declare the principal of, premium, if any, and any Additional Amounts and accrued interest on all outstanding Notes immediately due and payable and upon any such declaration all such amounts payable in respect of the Notes will become due and payable immediately.

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If an Event of Default specified in Section 6.01(ix) of the Indenture occurs and is continuing, then the principal of, premium, if any, and Additional Amounts and accrued and unpaid interest on all the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture, including in the case of the Note Guarantees. The Trustee may refuse to enforce the Indenture or the Notes unless it receives an indemnity and/or security satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may rescind any declaration of acceleration and its consequences if the Parent Guarantor has paid or deposited with the Trustee a sum as set forth in Section 6.02(c)(i) of the Indenture if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, any Additional Amounts or interest that has become due solely because of such acceleration. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the provisions of the Indenture.

15.         Trustee Dealings with the Issuer

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

16.         No Recourse Against Others

A director, officer, employee, incorporator, member or stockholder, as such, of the Issuer, any Guarantors, any of their respective parent companies or any of their respective Subsidiaries or Affiliates, as such, shall not have any liability for any obligations of the Issuer or the Guarantors under the Notes or the Indenture (including the Note Guarantees) for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17.         Authentication

This Note shall not be valid until an authorized officer of the Trustee or, as the case may be, an authenticating agent manually or by facsimile signs the certificate of authentication on the other side of this Note.

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18.         CUSIP, ISIN and Common Code Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused Common Code numbers to be printed on the Notes and the Trustee may use Common Code numbers in notices of redemption as a convenience to Holders. In addition, the Issuer has caused ISIN numbers to be printed on the Notes and the Trustee may use ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.         Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer or the Guarantors shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture.

Requests may be made to:

Elster Group SE
Frankenstrasse 362
45133 Essen
Germany
Facsimile No.: +49 201 54 58 352
Attention: Thomas Preute

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ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

_________________________________________________________________________________________________________

(Insert assignee’s social security or tax I.D. no.)

__________________________________________________________________________________________________________

(Print or type assignee’s name, address and postal code)

and irrevocably appoint ______________________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee*:

* (Participant in a recognized signature guarantee medallion program or other signature guarantor acceptable to the Trustee)

Date:

Certifying Signature:

CHECK ONE BOX BELOW

(1)	☐ to the Issuer; or

(2)	☐ pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933 (the “Securities Act”); or

(3)	☐ pursuant to and in compliance with Regulation S under the Securities Act; or

(4)	☐ pursuant to another available exemption from the registration requirements of the Securities Act; or

(5)	☐ pursuant to an effective registration statement under the Securities Act.

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Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (2) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act who has received notice that such transfer is being made in reliance on Rule 144A; and, if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States of America in compliance with Regulation S under the Securities Act.

Signature: _________________________________

Signature Guarantee:

_________________________________________

(Participant in a recognized signature guarantee medallion program)

Certifying Signature: __________________ Date:______________________

Signature Guarantee: __________________________________

(Participant in a recognized signature guarantee medallion program)

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof purchased pursuant to Sections 4.09 or 4.13 of the Indenture, check the appropriate box below:

☐Section 4.09              ☐Section 4.13

If the purchase is in part, indicate the portion (in denominations of €100,000 or integral multiples of €1,000 in excess thereof) to be purchased:

€_______________

Date: _______________

Your signature:
(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:    ______________________________________

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SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Decrease/ Increase	Amount of Decrease in Principal Amount	Amount of Increase in Principal Amount	Principal Amount Following such Decrease/ Increase	Signature of authorized officer of Principal Paying Agent, Trustee or Custodian or Common Depositary

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EXHIBIT B

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED
GLOBAL NOTE TO REGULATION S GLOBAL NOTE

(Transfers pursuant to § 2.06(b) of the Indenture)

Deutsche Bank Luxembourg S.A., as Transfer Agent

2, boulevard Konrad Adenauer

L-1115 Luxembourg

Attn: Trustee Administration

Re: Up to €[•] 6.25% Senior Notes Due 2018 (the “Notes”)

Reference is made to the indenture dated as of April 21, 2011 (the “Indenture”) between, among others, Elster Finance B.V. as Issuer, the Guarantors identified therein, Deutsche Trustee Company Limited, as trustee (the “Trustee”), Deutsche Bank AG, London Branch as Principal Paying Agent and Transfer Agent and Deutsche Bank Luxembourg S.A. as Registrar and Luxembourg Paying Agent and Transfer Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to up to €[•] aggregate principal amount of Notes that are held as a beneficial interest in the form of the Restricted Global Note (ISIN No: [•]; Common Code: [•]) with the Common Depositary in the name of [name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (ISIN No: [•]; Common Code: [•]).

In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Notes and:

(a)          with respect to transfers made in reliance on Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), does certify that:

(i)          the offer of the Notes was not made to a person in the United States of America;

(ii)         either (i) at the time the buy order is originated the transferee is outside the United States of America or the Transferor and any person acting on its behalf reasonably believe that the transferee is outside the United States of America; or (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States of America;

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(iii)        no directed selling efforts have been made in the United States of America by the Transferor, an affiliate thereof or any person their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

(iv)        the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(v)         the Transferor is not the Issuer, a distributor of the Notes, an affiliate of the Issuer or any such distributor (except any officer or director who is an affiliate solely by virtue of holding such position) or a person acting on behalf of any of the foregoing.

(b)          with respect to transfers made in reliance on Rule 144 the Transferor certifies that the Notes are being transferred in a transaction permitted by Rule 144 under the Securities Act.

You, the Issuer, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

[Name of Transferor]

[Name of Transferor]

By:
Name:
Title:
Date:

cc:
Attn:

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EXHIBIT C

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S
GLOBAL NOTE TO RESTRICTED GLOBAL NOTE

(Transfers pursuant to § 2.06(b) of the Indenture)

Deutsche Bank Luxembourg S.A., as Transfer Agent

2, boulevard Konrad Adenauer

L-1115 Luxembourg

Attn: Trustee Administration

Re: Up to €[•] 6.25% Senior Notes Due 2018 (the “Notes”)

Reference is made to the indenture dated as of April 21, 2011 (the “Indenture”) between, among others, Elster Finance B.V. as Issuer, the Guarantors identified therein, Deutsche Trustee Company Limited, as trustee (the “Trustee”), Deutsche Bank AG, London Branch as Principal Paying Agent and Transfer Agent and Deutsche Bank Luxembourg S.A. as Registrar and Luxembourg Paying Agent and Transfer Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to up to €[•] aggregate principal amount at maturity of Notes that are held in the form of the Regulation S Global Note with the Common Depositary (ISIN No: [•]; Common Code: [•]) in the name of [name of transferor] (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in the Restricted Global Note (ISIN No: [•]; Common Code: [•]).

In connection with such request, and in respect of such Notes the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that:

CHECK ONE BOX BELOW:

☐	the Transferor is relying on Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”) for exemption from such Act’s registration requirements; it is transferring such Notes to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A that purchases for its own account, or for the account of a qualified institutional buyer, and to whom the Transferor has given notice that the transfer is made in reliance on Rule 144A and the transfer is being made in accordance with any applicable securities laws of any state of the United States of America; or

☐	the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act.

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You, the Issuer, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:
Name:
Title:
Date:

cc:
Attn:

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Exhibit D

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of April 21, 2011 (the “Indenture”) among, inter alios, Elster Finance B.V. (the “Issuer”), the Guarantors, Deutsche Trustee Company Limited, as Trustee, Deutsche Bank AG, London Branch, as Principal Paying Agent and Transfer Agent and Deutsche Bank Luxembourg S.A. as Luxembourg Paying Agent, Transfer Agent and Registrar, (a) the due and punctual payment of the principal of, Additional Amounts and premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and interest, Additional Amounts and premium, if any, on the Notes (to the extent permitted by law) and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee, all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Trustee as attorney-in-fact of such Holder for such purpose.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Name of Guarantors]

By:
Name:
Title:

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Exhibit E

Form of Supplemental Indenture

This Supplemental Indenture, dated as of [__________] (this “Supplemental Indenture”), among, inter alios, [name of Additional Guarantor] (the “Additional Guarantor”), Elster Finance B.V. (the “Issuer”), Elster Group SE (the “Parent Guarantor”) and Deutsche Trustee Company Limited, as Trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Issuer, the Guarantors, the Trustee and the other parties thereto have heretofore executed and delivered an indenture, dated as of April 21, 2011 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of euro-denominated 6.25% Senior Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that, subject to certain conditions and exceptions, the Issuer may designate Restricted Subsidiaries to become Additional Guarantors (as defined in the Indenture) by the execution and delivery of a supplemental indenture providing for a guarantee of such Restricted Subsidiary;

WHEREAS, pursuant to Section 9.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to add guarantees with respect to the Notes;

WHEREAS, the Additional Guarantor is a Restricted Subsidiary of the Parent Guarantor;

WHEREAS, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Guarantor, the Issuer, the Parent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital thereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

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ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1. Agreement to be Bound. The Additional Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Additional Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2. Guarantee. Subject to the terms of the Indenture (including, without limitation, Article 10 and Section 12.07(b) thereof), the Additional Guarantor hereby fully and unconditionally guarantees, on a joint and several basis to each Holder and the Trustee and its successors and assigns on behalf of each Holder, the due and punctual payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any on, and all other monetary obligations of the Issuer under the Indenture and the Notes (including obligations to the Trustee) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with the Indenture, in accordance with the terms of the Indenture (all the foregoing being hereinafter collectively called the “Obligations”). Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that each Guarantor will remain bound under Article 10 of the Indenture notwithstanding any extension or renewal of any Obligation.

[Insert if applicable – [SECTION 2.3. Limitation on Additional Guarantor Liability. [Insert any relevant limitation language for the guarantee of Obligations to be provided by the Additional Guarantor]]

ARTICLE III

Miscellaneous

SECTION 3.1. Notices. All notices and other communications to the Additional Guarantor shall be given as provided in the Indenture to the Additional Guarantor, at its address set forth below, with a copy to the Parent Guarantor as provided in the Indenture for notices to the Parent Guarantor.

SECTION 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4. Severability Clause. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

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SECTION 3.5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7. Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.8. Successors. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether so expressed or not.

SECTION 3.9. Release of Additional Guarantee. The Additional Guarantor’s Additional Guarantee shall be automatically and unconditionally released as and when provided in Section 10.04 of the Indenture.

SECTION 3.10. Trustee. The Trustee shall not be responsible for or in respect of the sufficiency of this Supplemental Indenture or for or in respect of the recitals herein, which have been made by the Issuer, the Parent Guarantor and the Additional Guarantor.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[ADDITIONAL GUARANTOR],
as an Additional Guarantor

By:
Name:
Title:

DEUTSCHE TRUSTEE COMPANY LIMITED,
as Trustee

By:
Name:
Title:

By:
Name:
Title:

ELSTER FINANCE B.V.,
as Issuer

By:
Name:
Title:

ELSTER GROUP SE,
as Parent Guarantor

By:
Name:
Title:

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